                                                                    EXHIBIT 10.1

********************************************************************************



                                  $50,000,000

                                CREDIT AGREEMENT

                           Dated as of April 1, 1998

                                  by and among

                              DRYPERS CORPORATION

                                      and

                       the Banks which are parties hereto

                                      and

                               BANKBOSTON, N. A.,
                                    as Agent



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

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
ARTICLE I - Definitions.........................................................   1
     Section 1.1.  Definitions..................................................   1
     Section 1.2.  Other Definitional Provisions................................  21

ARTICLE II - Advances...........................................................  21
     Section 2.1.  Advances.....................................................  21
     Section 2.2.  Notes........................................................  22
     Section 2.3.  Repayment of Advances........................................  22
     Section 2.4.  Interest.....................................................  22
     Section 2.5.  Borrowing Procedure..........................................  22
     Section 2.6.  Conversions and Continuations................................  23
     Section 2.7.  Use of Proceeds..............................................  24
     Section 2.8.  Commitment Fee...............................................  24
     Section 2.9.  Optional Reduction or Termination of Commitments.............  24
     Section 2.10. Mandatory Reduction of Commitments...........................  24

ARTICLE III - Letters of Credit.................................................  24
     Section 3.1.  Letters of Credit............................................  24
     Section 3.2.  Procedure for Issuing Letters of Credit......................  25
     Section 3.3.  Participation by Banks.......................................  25
     Section 3.4.  Payments Constitute Advances.................................  25
     Section 3.5.  Letter of Credit Fee.........................................  26
     Section 3.6.  Agent's Responsibilities.....................................  26
     Section 3.7.  Letter of Credit Documents...................................  26

ARTICLE IV - Payments...........................................................  26
     Section 4.1.  Method of Payment............................................  26
     Section 4.2.  Voluntary Prepayment.........................................  27
     Section 4.3.  Mandatory Prepayments........................................  27
     Section 4.4.  Pro Rata Treatment...........................................  27
     Section 4.5.  Non-Receipt of Funds by the Agent............................  28
     Section 4.6.  Withholding Taxes............................................  28
     Section 4.7.  Withholding Tax Exemption....................................  29

ARTICLE V - Yield Protection; Limitations on Advances; Capital Adequacy.........  29
     Section 5.1.  Additional Costs.............................................  29
     Section 5.2.  Limitation on Types of Advances..............................  31
     Section 5.3.  Illegality...................................................  31
     Section 5.4.  Substitute Alternate Base Rate Advances......................  31
     Section 5.5.  Compensation.................................................  32
     Section 5.6.  Capital Adequacy.............................................  32
     Section 5.7.  Additional Costs in Respect of Letters of Credit.............  33

TABLE OF CONTENTS
(continued)

                                                                                 Page
                                                                                 ----
     Section 5.8.   Substitution of Bank........................................  33

ARTICLE VI - Security...........................................................  33
     Section 6.1.   Collateral..................................................  33
     Section 6.2.   Setoff......................................................  34
     Section 6.3.   Guaranties by Domestic Restricted Subsidiaries..............  35

ARTICLE VII - Conditions Precedent..............................................  35
     Section 7.1.   Initial Extension of Credit.................................  35
     Section 7.2.   All Extensions of Credit....................................  38

ARTICLE VIII - Representations and Warranties...................................  39
     Section 8.1.   Existence and Authority.....................................  39
     Section 8.2.   Financial Statements........................................  39
     Section 8.3.   Corporate Action; No Breach.................................  39
     Section 8.4.   Operation of Business.......................................  40
     Section 8.5.   Litigation and Judgments....................................  40
     Section 8.6.   Rights in Properties; Liens.................................  40
     Section 8.7.   Enforceability..............................................  40
     Section 8.8.   Approvals...................................................  40
     Section 8.9.   Debt........................................................  40
     Section 8.10.  Taxes.......................................................  40
     Section 8.11.  Use of Proceeds; Margin Securities..........................  41
     Section 8.12.  ERISA.......................................................  41
     Section 8.13.  Disclosure..................................................  41
     Section 8.14.  Subsidiaries; Foreign Affiliates............................  41
     Section 8.15.  Agreements..................................................  42
     Section 8.16.  Compliance with Laws........................................  42
     Section 8.17.  Investment Company Act......................................  42
     Section 8.18.  Public Utility Holding Company Act..........................  42
     Section 8.19.  Environmental Matters.......................................  42
     Section 8.20.  Patents, Trademarks and Copyrights..........................  42
     Section 8.21.  Compliance With Indenture...................................  43

ARTICLE IX - Affirmative Covenants..............................................  43
     Section 9.1.   Reporting Requirements......................................  43
     Section 9.2.   Maintenance of Existence; Conduct of Business...............  45
     Section 9.3.   Maintenance of Properties...................................  46
     Section 9.4.   Taxes and Claims............................................  46
     Section 9.5.   Insurance...................................................  46
     Section 9.6.   Inspection Rights...........................................  46
     Section 9.7.   Keeping Books and Records...................................  46

TABLE OF CONTENTS
(continued)

                                                                                 Page
                                                                                 ----
     Section 9.8.   Compliance with Laws and Agreements.........................  47
     Section 9.9.   Further Assurances..........................................  47
     Section 9.10.  ERISA.......................................................  47

ARTICLE X - Negative Covenants..................................................  47
     Section 10.1.  Debt........................................................  47
     Section 10.2.  Limitation on Liens.........................................  49
     Section 10.3.  Mergers, Acquisitions, Etc..................................  50
     Section 10.4.  Restricted Payments.........................................  51
     Section 10.5.  Loans and Investments.......................................  51
     Section 10.6.  Transactions With Affiliates................................  53
     Section 10.7.  Disposition of Assets.......................................  54
     Section 10.8.  Prepayment of Debt..........................................  55
     Section 10.9.  Nature of Business..........................................  55
     Section 10.10. Environmental Protection....................................  55
     Section 10.11. Accounting..................................................  55
     Section 10.12. Indenture...................................................  55
     Section 10.13. Negative Pledge.............................................  55
     Section 10.14. Limitation on Issuance of Restricted Subsidiaries'
                    Capital Stock...............................................  56
     Section 10.15. Limitation on Issuance of Disqualified Stock................  56

ARTICLE XI - Financial Covenants................................................  56
     Section 11.1.  Minimum Consolidated Net Worth..............................  56
     Section 11.2.  Consolidated Fixed Charge Coverage Ratio....................  56
     Section 11.3.  Consolidated Funded Debt to Adjusted Consolidated
                    EBITDA Ratio................................................  57
     Section 11.4.  Capital Expenditures........................................  57

ARTICLE XII - Default...........................................................  58
     Section 12.1.  Events of Default...........................................  58
     Section 12.2.  Remedies Upon Default.......................................  60
     Section 12.3.  Cash Collateral.............................................  60
     Section 12.4.  Performance by the Agent....................................  61

ARTICLE XIII - The Agent........................................................  61
     Section 13.1.  Appointment, Powers and Immunities..........................  61
     Section 13.2.  Rights of Agent as a Bank...................................  63
     Section 13.3.  Sharing of Payments, Etc....................................  63
     SECTION 13.4.  INDEMNIFICATION.............................................  63
     Section 13.5.  Independent Credit Decisions................................  64
     Section 13.6.  Several Commitments.........................................  65

TABLE OF CONTENTS
(continued)

                                                                                 Page
                                                                                 ----
     Section 13.7.  Successor Agent.............................................  65

ARTICLE XIV - Miscellaneous.....................................................  65
     Section 14.1.  Expenses....................................................  65
     SECTION 14.2.  INDEMNIFICATION.............................................  66
     Section 14.3.  Limitation of Liability.....................................  66
     Section 14.4.  No Fiduciary Relationship...................................  67
     Section 14.5.  No Waiver; Cumulative Remedies..............................  67
     Section 14.6.  Successors and Assigns......................................  67
     Section 14.7.  Survival....................................................  70
     Section 14.8.  Amendments, Etc.............................................  70
     Section 14.9.  Maximum Interest Rate.......................................  71
     Section 14.10. Notices.....................................................  72
     SECTION 14.11. GOVERNING LAW...............................................  72
     Section 14.12. Counterparts................................................  72
     Section 14.13. Severability................................................  72
     Section 14.14. Headings....................................................  73
     Section 14.15. Non-Application of Chapter 346 of Texas Finance Code........  73
     Section 14.16. Construction; Controlling Agreement.........................  73
     Section 14.17. Independence of Covenants...................................  73
     Section 14.18. WAIVER OF JURY TRIAL........................................  73
     Section 14.19. ENTIRE AGREEMENT............................................  73

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of April 1, 1998, is among DRYPERS CORPORATION, a Delaware corporation (the "Borrower"), each of the banks or other lending institutions which is or may from time to time become a signatory hereto or any successor or permitted assignee thereof (each a "Bank" and, collectively, the "Banks"), and BANKBOSTON, N.A., a national banking association ("BankBoston"), individually and as agent for itself and the other Banks and as issuer of Letters of Credit hereunder (in its capacity as agent, together with its successors in such capacity, the "Agent").

                                R E C I T A L S:

     The Borrower has requested that the Banks extend credit to the Borrower in the form of a revolving credit facility in an amount not to exceed $50,000,000. The Banks are willing to extend such credit to the Borrower upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                       I

                                  Definitions

     1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

     "Additional Costs" has the meaning specified in Section 5.1.

     "Adjusted Consolidated EBITDA" means, for any period, Consolidated EBITDA for such period adjusted, if applicable, to reflect the effects of any Permitted Acquisition during such period by calculating the amount of Consolidated EBITDA on a pro forma basis as if such Permitted Acquisition had been consummated immediately prior to such period.

     "Adjustment Date" means each date which occurs five (5) Business Days after the Agent receives the Compliance Certificate accompanying the Borrower's financial statements required to be delivered by Section 9.1(a) and Section 9.1(b) hereof, the first of which dates shall be five (5) Business Days after the Agent's receipt of the Compliance Certificate accompanying the financial statements for the fiscal quarter ending March 31, 1998.

     "Advance" means an advance of funds by the Banks or any one of them to the Borrower pursuant to Article II or Section 3.4.

     "Advance Request Form" means a certificate, in substantially the form of Exhibit "A-1" hereto, properly completed and signed by the Borrower requesting an Advance.

     "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (c) ten percent (10%) or more of the voting stock or other ownership, equity or voting interests of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; however, in no event shall the Agent or any Bank be deemed an Affiliate of the Borrower, any of the Guarantors, or any of the Subsidiaries.

     "Agent" has the meaning set forth in the introductory paragraph of this Agreement.

     "Alternate Base Rate" means as of any date of determination, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the greater of (a) the Base Rate in effect on such day, or (b) the sum of the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%). If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure after diligent effort of the Agent to obtain sufficient quotations in accordance with the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively, without notice to the Borrower.

     "Alternate Base Rate Advances" means Advances that bear interest based upon the Alternate Base Rate.

     "Applicable Commitment Fee Rate" means, for any day, a per annum percentage rate that is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA. Effective as of each Adjustment Date, the Applicable Commitment Fee Rate shall be adjusted to reflect the Applicable Commitment Fee Rate prescribed below as demonstrated by the most recently delivered Compliance Certificate.


RATIO OF CONSOLIDATED FUNDED DEBT TO
ADJUSTED CONSOLIDATED EBITDA                   APPLICABLE COMMITMENT FEE RATE
------------------------------------           ------------------------------
Less than or equal to 3.00 to 1.00                          0.25%

Greater than 3.00 to 1.00, but less than or                0.375%
 equal to 5.00 to 1.00

Greater than 5.00 to 1.00                                   0.50%

The Applicable Commitment Fee Rate shall be 0.375% from the date hereof until the first Adjustment Date after the date hereof that the Compliance Certificate demonstrates a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA to a level for which another Applicable Commitment Fee Rate shall apply. After each adjustment of the Applicable Commitment Fee Rate in accordance herewith, the new Applicable Commitment Fee Rate shall apply until the next Adjustment Date as of which the Compliance Certificate demonstrates a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA to a level for which another Applicable Commitment Fee Rate shall apply. Upon the request of the Agent, the Borrower must demonstrate to the reasonable satisfaction of the Required Banks the required applicable ratio in order to obtain an adjustment to a lower Applicable Commitment Fee Rate. If the Borrower fails to furnish to the Agent any Compliance Certificate (with accompanying financial statements) by the date required by this Agreement, then the maximum Applicable Commitment Fee Rate shall apply until the Borrower furnishes the required Compliance Certificate (with accompanying financial statements) to the Agent.

     "Applicable Lending Office" means for each Bank and each Type of Advance, the Lending Office of such Bank (or of an Affiliate of such Bank) designated for such Type of Advance below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Borrower and the Agent as the office by which its Advances of such Type are to be made and maintained.

     "Applicable Margin" means, for any day, (a) with respect to Eurodollar Advances, the margin of interest over the Eurodollar Rate that is applicable when any Applicable Rate based on the Eurodollar Rate is determined under this Agreement, and (b) with respect to Alternate Base Rate Advances, the margin of interest over the Alternate Base Rate that is applicable when any Applicable Rate based on the Alternate Base Rate is determined under this Agreement. The Applicable Margin is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA. Effective as of each Adjustment Date, the Applicable Margin shall be adjusted to reflect the Applicable Margin prescribed below for the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as demonstrated by the most recently delivered Compliance Certificate:


         Ratio of
   Consolidated Funded Debt            Applicable Margin   Applicable  Margin
            to                           for Eurodollar    for Alternate Base
    Adjusted Consolidated                   Advances          Rate Advances
    ---------------------                   --------          -------------
          EBITDA
          ------
Less than or equal to 3.00 to 1.00            1.50%                0.00%

Greater than 3.00 to 1.00, but less           1.75%                0.00%
 than or equal to 3.75 to 1.00

Greater than 3.75 to 1.00, but less           2.00%                0.25%
 than or equal to 4.50 to 1.00

Greater than 4.50 to 1.00, but less           2.25%                0.50%
 than or equal to 5.00 to 1.00

Greater than 5.00 to 1.00                     2.50%                0.75%


The Applicable Margin shall be 2.25% for Eurodollar Advances and 0.50% for Alternate Base Rate Advances from the date hereof until the first Adjustment Date after the date hereof that the Compliance Certificate demonstrates a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA to a level for which another Applicable Margin shall apply, or until another Applicable Margin is otherwise applicable. After each adjustment of the Applicable Margin in accordance herewith due to a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as demonstrated by the Compliance Certificate, the new Applicable Margin shall apply to all Advances made or outstanding thereafter until the next Adjustment Date as of which the Compliance Certificate demonstrates a change in the ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA to a level for which another Applicable Margin shall apply. Upon the request of the Agent, the Borrower must demonstrate to the reasonable satisfaction of the Required Banks the required applicable ratio in order to obtain an adjustment to a lower Applicable Margin. If the Borrower fails to furnish to the Agent any Compliance Certificate (with accompanying financial statements) by the date required by this Agreement, then the maximum Applicable Margin shall apply at all times after such date for all Advances made or outstanding after such date until the Borrower furnishes the required Compliance Certificate (with accompanying financial statements) to the Agent.

     "Applicable Rate" means: (i) during the period that an Advance is an Alternate Base Rate Advance, the Alternate Base Rate plus the Applicable Margin; and (ii) during the period that an Advance is a Eurodollar Advance, the Eurodollar Rate plus the Applicable Margin.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer") by the Borrower or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, to any Person other than the Borrower or a Restricted Subsidiary of (a) any Capital Stock of any

Restricted Subsidiary, (b) all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries representing a division or line of business or (c) any other properties or assets of the Borrower or a Restricted Subsidiary, other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) between or among the Borrower and its Restricted Subsidiaries pursuant to transactions that do not violate any provision of this Agreement or of the Indenture, (ii) representing obsolete or permanently retired equipment and facilities, (iii) relating to the sale, lease, assignment, transfer or other disposition of the Nuova Red Diaper Line to any Restricted Subsidiary of the Borrower, or (iv) the gross proceeds of which (exclusive of indemnities) do not exceed $1,000,000 for any particular item or $2,000,000 in the aggregate for any fiscal year of the Borrower.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and its assignee and accepted by the Agent pursuant to Section 14.6, in substantially the form of Exhibit "B" hereto.

     "Average Life" means, as of the date of determination, with reference to any Debt, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt, multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

     "Base Rate" means the rate of interest per annum then most recently established by the Agent as its publicly announced base rate, automatically fluctuating upward or downward with each change without notice to Borrower or any other Person. The Borrower understands that the Base Rate may not be the Agent's best or lowest rate or a favored rate, and any statement, representation or warranty to that effect is expressly disclaimed by the Agent and the Banks.

     "Borrower Pledge Agreement" means the Pledge Agreement of the Borrower in favor of the Agent, for the benefit of the Banks, in substantially the form of Exhibit "C" hereto, as the same may be amended, supplemented, or modified from time to time.

     "Borrower Security Agreement" means the Security Agreement of the Borrower in favor of the Agent, for the benefit of the Banks, in substantially the form of Exhibit "D-1" hereto, as the same may be amended, supplemented, or modified from time to time.

     "Borrowing Base" means an amount equal to the lesser of (a) the maximum amount that may be funded hereunder without the Borrower violating the Indenture or (b) the sum of (i) seventy-five percent (75%) of the aggregate net book value of the accounts receivable of the Borrower and its Restricted Subsidiaries, plus
(ii) fifty percent (50%) of the aggregate net book value of the inventory of the Borrower and its Restricted Subsidiaries, less (iii) any amounts applied to the permanent reduction of the Commitments pursuant to Section 2.10 hereof.

     "Business Day" means (a) any day on which national banks in the States of Massachusetts, Georgia and Texas are open for the conduct of commercial banking business, and (b) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection with each Eurodollar Advance, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the Eurodollar interbank market referred to by the Agent to determine the Eurodollar Rate for such Eurodollar Advance.

     "Capital Expenditures" means, for any period, all expenditures of the Borrower and its Restricted Subsidiaries which are classified as capital expenditures on the consolidated statement of cash flows of Borrower in accordance with GAAP, including all such expenditures so classified as "recurring capital expenditures" and all such expenditures associated with Capital Lease Obligations.

     "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity interest (however designated).

     "Change of Control" means the occurrence of any of the following events:

     (a) Any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the voting power of all classes of Voting Stock of the Borrower.

     (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such board of Directors, or whose nomination for election by the stockholders of the Borrower, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

     "Collateral" has the meaning specified in Section 6.1.

     "Commitment" means, as to each Bank, the obligation of such Bank to make Advances pursuant to Section 2.1 and issue or participate in Letters of Credit pursuant to Sections 3.1 and 3.3 in an aggregate principal amount at any time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Commitment" or as specified in a duly executed Assignment and Acceptance, as such amount may be reduced pursuant to Section 2.9 or Section 2.10 or terminated pursuant to
Section 2.9, Section 2.10 or Section 12.2.

     "Compliance Certificate" means a certificate of the president, chief executive officer, chief financial officer or corporate controller of the Borrower, in the form of Exhibit "E" hereto, with appropriate completions, or such other form as may be satisfactory to the Agent.

     "Consolidated Adjusted Operating Cash Flow" means, for any period the sum of, without duplication, (a) Consolidated EBITDA, minus (b) cash payments of state and federal income and franchise taxes, minus (c) Maintenance Capital Expenditures.

     "Consolidated EBITDA" means, for any period the sum of, without duplication Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period: (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of earnings of the Borrower and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capital Lease Obligations, plus (b) the provision for federal, state, local and foreign income or franchise taxes of the Borrower and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in reserves for accounts receivable and inventory, prepaid assets or accrued liabilities in the ordinary course of business, plus (e) income from Unrestricted Subsidiaries accounted for under the equity method of accounting, provided that such income is actually paid in cash to the Borrower or a Restricted Subsidiary during such period.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated Adjusted Operating Cash Flow for such period to (b) Consolidated Fixed Charges for such period.

     "Consolidated Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of earnings of the

Borrower and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and
(v) the interest component of Capitalized Lease Obligations, plus (b) all amounts paid by the Borrower and the Restricted Subsidiaries for scheduled principal reductions on all Debt for borrowed money during such period, plus (c) the principal component of all required payments of the Borrower and the Restricted Subsidiaries for Capital Lease Obligations during such period, plus
(d) all required payments (other than royalty or licensing payments made by the Borrower or a Restricted Subsidiary based upon a percentage of sales) made by the Borrower or a Restricted Subsidiary under non-compete agreements, licensing agreements and dispute settlement agreements during such period, plus (e) all cash dividends on all Capital Stock which were permitted to be paid under this Agreement and were actually paid by the Borrower and any Restricted Subsidiary (to any Person other than the Borrower and its Restricted Subsidiaries) during such period.

     "Consolidated Funded Debt" means, at any particular time, the sum of the following (but without duplication), calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP:

     (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a Guarantee of borrowed money, or as any other type of direct or contingent obligor), including without limitation, all outstanding Advances, all Letter of Credit Liabilities and the outstanding amount of the Senior Unsecured Notes, plus (but without duplication)

     (b) all Capital Lease Obligations (other than the interest component of such obligations), plus

     (c) all required payments (other than royalty or licensing payments made by the Borrower or a Restricted Subsidiary based upon a percentage of sales) made by the Borrower or a Restricted Subsidiary under non-compete agreements, licensing agreements and dispute settlement agreements during such period.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Borrower and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Worth" means, at any date of determination, without duplication, stockholders' equity of the Borrower and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Borrower and its Restricted Subsidiaries, less any amounts attributable to Disqualified

Stock (other than Preferred Stock issued and outstanding as of the date hereof) or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Borrower or any of its Restricted Subsidiaries and less, to the extent included in calculating such stockholders' equity of the Borrower and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52 or its successor).

     "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.6 of a Eurodollar Advance as a Eurodollar Advance from one Interest Period to the next Interest Period.

     "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.6 or Article V of one Type of Advance into another Type of Advance.

     "Debt" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, including without limitation, all obligations to make payments (other than royalty or licensing payments to be made by such Person based upon a percentage of sales) under non-compete agreements and any licensing or dispute settlement agreements, but excluding all trade accounts payable and accrued liabilities of such Person arising in the ordinary course of business, (d) all Capital Lease Obligations of such Person (other than the interest component of such obligations), (e) all Debt or other obligations of others Guaranteed by such Person, other than the Guarantee by the Borrower of the accounts payable arising in the ordinary course of business of any Foreign Subsidiary that is a Restricted Subsidiary, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan, (i) all Disqualified Stock of such Person, (j) all net obligations of such Person under or in respect of Hedging Obligations.

     "Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

     "Default Rate" means the lesser of (a) the Maximum Rate or (b) the sum of the Applicable Rate in effect from day to day plus two percent (2%).

     "Disqualified Stock" means any class or series of Capital Stock other than common stock.

     "Dollars" and "$" mean lawful money of the United States of America.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary which is a Domestic Subsidiary.

     "Domestic Subsidiary" means any Subsidiary (excluding UltraCare Products International, Inc.) which is domiciled or is principally doing business in the United States of America or any of its territories or possessions.

     "Eligible Assignee" means any commercial bank, savings and loan association, savings bank, finance company, or other financial institution (whether a corporation, partnership, or other entity) acceptable to the Agent.

     "Environmental Laws" means any and all United States of America federal, state, local and foreign laws, regulations, and requirements pertaining to health, safety, or the environment.

     "Environmental Liabilities" means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, expenses, fines, penalties, sanctions, and interest arising from environmental, health or safety conditions or the release or threatened release of a Hazardous Material into the environment, resulting from the past, present, or future operations of the Borrower or any Subsidiary.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

     "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any Guarantor.

     "Eurodollar Advances" means Advances the interest rates on which are determined on the basis of the rates referred to in the definition of "Eurodollar Rate" in this Section 1.1.

     "Eurodollar Rate" means, for any Eurodollar Advance for any Interest Period therefor, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) offered to BankBoston at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period by leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Advance applicable to BankBoston to which such Interest Period relates. If BankBoston is not participating in a Eurodollar Advance during any Interest Period therefor (pursuant to Section 5.3 or for any other reason), the Eurodollar Rate for such Advance for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of one percent) equal to the average of the offered quotations appearing on Dow Jones Market Services (formerly Telerate) page 3750 (or, if such page shall not be available, any successor or similar service as may be selected by the Agent) as of 11:00 a.m. London time, or as soon thereafter as practicable, on the date two Business Days prior to the first day of such Interest Period for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Advance to which such Interest Period relates.

     "Event of Default" has the meaning specified in Section 12.1.

     "Federal Funds Effective Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three (3) Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Federal Securities Laws" means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

     "Foreign Affiliate" means any Person in which the Borrower or any Subsidiary has an equity or ownership interest equal to or less than fifty percent (50%) and which is domiciled in any country other than the United States of America or any of its territories or possessions or conducts business or generates accounts receivable in any country other than the United States of America or any of its territories or possessions.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is a Foreign Subsidiary.

     "Foreign Subsidiary" means (i) any Subsidiary which is domiciled in any country other than the United States of America or any of its territories or possessions and (ii) UltraCare Products International, Inc., a U.S. Virgin Islands company.

     "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.
Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

     "Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guaranty" means the guaranty of each of the Borrower's active Domestic Restricted Subsidiaries in favor of the Agent and the Banks, each in substantially the form of Exhibit "F" hereto, as the same may be amended, supplemented or modified from time to time.

     "Guarantor Security Agreements" means the security agreements of the Guarantors in favor of the Agent, for the benefit of the Banks, each in substantially the form of Exhibit "D-2" hereto, as the same may be amended, supplemented or modified from time to time.

     "Guarantors" means, collectively, each Domestic Restricted Subsidiary that at any time executes a Guaranty in favor of the Agent and the Banks. "Guarantor" shall mean any one of the Guarantors.

     "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

     "Hedging Obligations" means the obligations of any Person under (i) interest rate cap agreements, interest rate swap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, the price of commodities used by any such Person in the ordinary course of business, or the value of foreign currencies.

     "Indenture" means that certain Indenture dated as of June 15, 1997, between the Borrower and Bankers Trust Company, as trustee, as amended, supplemented or otherwise modified from time to time.

     "Interest Period" means with respect to any Eurodollar Advances, each period commencing on the date such Advances are made or Converted from Alternate Base Rate Advances or, in the case of each subsequent, successive Interest Period applicable to a Eurodollar Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.5 or 2.6 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; (c) no more than four (4) Interest Periods for Eurodollar Advances shall be in effect at the same time; and (d) no Interest Period for any Eurodollar Advances shall have a duration of less than one month and, if the Interest Period for any Eurodollar Advances would otherwise be a shorter period, such Advances shall not be available hereunder.

     "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock, bonds, notes, debentures or other securities of any other Person, any direct or indirect loan, advance, extension of credit (other than trade credit extended or advances made in the ordinary course of business) or capital contribution by such Person to any other Person, or any other item which would be classified as an "investment" on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest; provided that this term shall not include any Hedging Obligations or any Guarantee by any Person of the trade payables of another Person.

     "L/C Documents" has the meaning specified in Section 3.1.

     "Letter of Credit" means any letter of credit issued by the Agent for the account of the Borrower or any Restricted Subsidiary pursuant to Article III.

     "Letter of Credit Liabilities" means, at any time, the aggregate face amount of all outstanding Letters of Credit.

     "Letter of Credit Request Form" means a certificate, in substantially the form of Exhibit "A-2" hereto, properly completed and signed by the Borrower requesting issuance of a Letter of Credit.

     "Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise; provided, however, that a right of setoff shall not constitute a Lien hereunder.

     "Lines of Business" means the manufacture, production, distribution or sale of disposable baby diapers, training pants and related products, or of laundry detergent.

     "Loan Documents" means this Agreement and all promissory notes, security agreements, pledge agreements, mortgages, deeds of trust, assignments, letters of credit, guaranties, L/C Documents, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

     "Maintenance Capital Expenditures" means the following amounts for the specified periods: (a) $2,000,000 for each fiscal quarter during the fiscal year ending December 31, 1998, (b) $2,500,000 for each fiscal quarter during the fiscal years ending December 31, 1999 and December 31, 2000, and (c) $3,000,000 for each fiscal quarter during the fiscal year ending December 31, 2001.

     "Material Adverse Change" means a material adverse change in the financial condition, business, operations, prospects or properties of the Borrower and its Subsidiaries, taken as a whole. For purposes of this definition and the next succeeding definition, "prospects" means reasonably anticipated future sources of business, the loss or suspension of which would affect the Borrower's ability to comply with any of the financial covenants contained in Article XI hereof.

     "Material Adverse Effect" means (a) a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower and its Subsidiaries taken as a whole, or (b) a material adverse effect on the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to perform the Obligations in accordance with their terms. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would reasonably be expected to result in a Material Adverse Effect.

     "Maximum Rate" means, at any time, the maximum rate of interest under applicable law that the Banks may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the applicable weekly ceiling described in, and computed in accordance with, Article 5069-1D.001 et seq., Vernon's Texas Civil Statutes.

     "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Negative Pledge Agreement" means a negative pledge agreement in substantially the form of Exhibit "G" hereto, as the same may be amended, supplemented or modified from time to time.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof received by the Borrower or a Restricted Subsidiary in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Note" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of Exhibit "H" hereto, and all extensions, renewals, and modifications thereof.

     "Nuova Red Diaper Line" means the Nuova Red Diaper Line manufacturing system, owned by the Borrower and located as of the date hereof in Vancouver, Washington.

     "Obligated Party" means any Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

     "Obligations" means all obligations, indebtedness, and liabilities of the Borrower to the Agent and the Banks, or any of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several (including, without limitation, all of the Borrower's contingent reimbursement obligations in respect of Letters of Credit and Hedging Obligations), and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

     "Operating Lease" means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal property.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

     "Permitted Acquisitions" shall mean acquisitions of all or a controlling portion of the equity interests issued by a Person or all or substantially all of (a) such Person's assets, or (b) the assets of a division or branch of such Person, in each case, in a transaction which satisfies all the applicable criteria set out in Section 10.3 or to which the Required Banks have given their prior consent.

     "Permitted Borrower Refinancing Debt" means

     (a) Debt of the Borrower existing on the date hereof and disclosed to the Agent and the Banks pursuant to Schedule 8.9 hereof, the terms of which have been amended, modified or supplemented in a manner that does not (i) adversely affect the priority of such Debt in right of payment in relation to the Obligations, (ii) accelerate the maturity of such Debt or (iii) shorten the Average Life of such Debt; and

     (b) Debt of the Borrower, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Debt of the Borrower; provided that (1) if the Debt being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Obligations, then such Debt is pari passu with or subordinated in right of payment to the Obligations at least to the same extent as the Debt being renewed, extended, refinanced, refunded or repurchased and (2) such Debt is scheduled to mature no earlier than the Debt being renewed, extended, refinanced, refunded or repurchased and such Debt has an Average Life at the time such Debt is incurred that is equal to or greater than the remaining Average Life of the Debt being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Debt is in an aggregate principal amount (or, if such Debt is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) substantially equivalent to the sum of (A) the aggregate principal amount then outstanding of the Debt being renewed, extended, refinanced, refunded or repurchased (or if the Debt being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP), (B) the amount of accrued and unpaid interest, if any, on the Debt being renewed, extended, refinanced, refunded or repurchased and (C) the amount of fees, expenses and costs related to the incurrence of such Permitted Borrower Refinancing Debt.

     "Permitted Joint Venture" means an Investment in a Person other than a Restricted Subsidiary (a) that is engaged in one or more Lines of Business; and
(b) no Debt of or equity interest in such Person (other than directors' qualifying shares) is or will be held by an officer or director of the Borrower or of any Restricted Subsidiary, or any spouse, immediate family member of, or other relative having the same principal residence as, any such officer or director, or any trust the beneficiary of which is any of the foregoing parties or any other Affiliate of the Borrower (except the Borrower or a Restricted Subsidiary).

     "Permitted Joint Venture Investments" means Investments by the Borrower or any Restricted Subsidiary in a Permitted Joint Venture, provided that the amount of such Investments shall not exceed the limits set forth in Section 10.3 hereof.

     "Permitted Subsidiary Refinancing Debt" means

     (a) Debt of any Restricted Subsidiary existing on the date of execution hereof and listed on Schedule 8.9 (assuming that all unfunded commitments to advance any such Debt are fully funded), the terms of which have been amended, modified or supplemented in a manner that does not (1) adversely affect the priority of such Debt in right of payment in relation to the Guaranty, (2) accelerate the maturity of such Debt or (3) shorten the Average Life of such Debt; and

     (b) Debt of any Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Debt of such Restricted Subsidiary, provided that (1) with respect to Debt of a Restricted Subsidiary which is a Guarantor, if the Debt (including any guarantee thereof) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the obligations of such Subsidiary under the Guaranty, then such Debt is pari passu with or subordinated in right of payment to the obligations of such Subsidiary under the Guaranty at least to the same extent as the Debt being renewed, extended, refinanced, refunded or repurchased, (2) such Debt is scheduled to mature no earlier than the Debt being renewed, extended, refinanced, refunded or repurchased, and (3) such Debt has an Average Life at the time such Debt is incurred that is equal to or greater than the remaining Average Life of the Debt being renewed, extended, refinanced, refunded or repurchased; provided further, that such Debt is in an aggregate principal amount (or, if such Debt is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the sum of (A) the aggregate principal amount then outstanding under the Debt being renewed, extended, refinanced, refunded or repurchased (or the Debt being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP), (B) the amount of accrued and unpaid interest, if any, on the Debt being renewed, extended, refinanced, refunded or repurchased and (C) the amount of fees, expenses and costs related to the incurrence of such Permitted Subsidiary Refinancing Debt.

     "Permitted Liens" shall have the meaning set forth in Section 10.2 hereof.

     "Person" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

     "Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date hereof, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Principal Office" means the principal office of the Agent, presently located at 100 Federal Street, Boston, Massachusetts 02110.

     "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

     "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

     "Quarterly Payment Date" means the first day of each January, April, July and October of each year, the first of which shall be the first such day after the date of this Agreement.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulatory Change" means, with respect to any Bank, any implementation, adoption or change after the date of this Agreement of United States federal, state, or foreign laws, rules or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

     "Required Banks" means at any time while no Advances are outstanding, Banks having at least 66-2/3% of the aggregate amount of the Commitments and, at any time while Advances are outstanding, Banks holding at least 66-2/3% of the outstanding aggregate principal amount of the Advances.

     "Restricted Payment" means, as to any Person, (a) the declaration or payment of any dividends (other than dividends payable solely in Capital Stock) or any other payment or distribution (in cash, property, or obligations other than Capital Stock) by a Person on account of such Person's Capital Stock, (b) the redemption, purchase, retirement, or other acquisition by a Person of any of its Capital Stock, or (c) the setting apart of any money for a sinking fund or other analogous fund for any dividend or other distribution on such Person's Capital Stock or for any redemption, purchase, retirement, or other acquisition of any of such Person's Capital Stock; provided, however, that this term shall not include any distribution made by the Borrower in connection with a Plan other than an employee stock ownership plan created pursuant to Section 409 or
Section 4975(e)(7) of the Code.

     "Restricted Subsidiary" means (i) any Subsidiary other than an Unrestricted Subsidiary, and (ii) Igienica Difusion Inc. Ltd., a British Virgin Islands corporation ("IDL"), effective upon the first to occur of (A) the exercise of the Borrower's option to acquire more than 50% of the Capital Stock of IDL or
(B) June 30, 1998.

     "SEC" means the United States Securities and Exchange Commission.

     "Senior Unsecured Notes" means up to $150,000,000 of 10 1/4% Series B Senior Notes due 2007 of the Borrower issued pursuant to the Indenture.

     "Statutory Reserves" means the difference (expressed as a decimal) of the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Agent is subject for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include, without limitation, those imposed under Regulation D. Eurodollar Advances shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Bank under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subordinated Debt" means all Debt of the Borrower and its Restricted Subsidiaries subordinated in right of payment to the Obligations pursuant to documents containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Required Banks.

     "Subsidiary" means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by one or more of the Borrower and the Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interests is at the time directly or indirectly owned or controlled (whether by an option to purchase ownership, equity or voting interests or otherwise) by one or more of the Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

     "Termination Date" means 11:00 A.M., Boston, Massachusetts time on March 30, 2001, or such earlier date on which the Commitments terminate as provided in this Agreement.

     "Type" means any type of Advance (i.e., Alternate Base Rate Advance or Eurodollar Advance).

     "UCC" means the Uniform Commercial Code as in effect in the State of Texas.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary with the prior written consent of the Required Banks and (b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.


                                      II

                                    Advances

     2.1. Advances. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more Advances to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Commitment as then in effect, provided that the aggregate amount of all Advances at any time outstanding shall not exceed, and the Banks shall not be obligated to make any Advance which would cause the aggregate amount of all outstanding Advances to exceed, the amount equal to (a) the lesser of (i) the aggregate amount of the Commitments or (ii) the Borrowing Base, minus (b) the Letter of Credit Liabilities. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, prepay, and reborrow hereunder. Borrower may borrow hereunder by means of Alternate Base Rate Advances or Eurodollar Advances and, until the Termination Date, Borrower may Convert all or part of one Type of Advance into another Type of Advance or Continue all or part of any Eurodollar Advance. Advances of each Type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Advances of such Type.

     2.2. Notes. The obligation of the Borrower to repay each Bank for Advances made by such Bank and interest thereon shall be evidenced by a Note executed by the Borrower, payable to the order of such Bank, in the principal amount of such Bank's Commitment as originally in effect.

     2.3. Repayment of Advances. The Borrower shall repay the unpaid principal amount of all Advances on the Termination Date.

     2.4. Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate. Interest on all Advances shall be computed on the basis of a year of 360 days and the actual number of days elapsed. If at any time the Applicable Rate for any Advance shall exceed the Maximum Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows:

     (i) in the case of Alternate Base Rate Advances, on each Quarterly Payment Date;

     (ii) in the case of each Eurodollar Advance, on the last day of the Interest Period with respect thereto, and in the case of an Interest Period with a duration greater than three months, on the last day of each third month during such Interest Period;

     (iii) upon the payment or prepayment of any Advance or the Conversion of any Advance to an Advance of another Type (but only on the principal amount so paid, prepaid, or Converted); and

     (iv)  on the Termination Date.

All past due principal and interest shall bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand.

     2.5. Borrowing Procedure. The Borrower shall give the Agent notice of each requested Advance, by means of an Advance Request Form, before 11:00 A.M., Boston, Massachusetts time (a) on the same Business Day as the requested date of each Alternate Base Rate Advance and (b) at least three (3) Business Days before the requested date of each Eurodollar Advance, specifying: (i) the requested date of such Advance (which shall be a Business Day), (ii) the amount of such Advance, (iii) the Type of the Advance, and (iv) in the case of a Eurodollar Advance, the duration of the Interest Period for such Advance (which shall be one, two, three or six months in duration). The Agent at its option may accept telephonic requests for Advances to be made to an account previously designated in a written notice signed by two officers of the Borrower, provided that such acceptance shall not constitute a waiver of the Agent's right to delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Agent. Each Eurodollar Advance shall be in a minimum principal amount of $5,000,000 or such greater amount which is an integral multiple of $1,000,000. The Agent shall notify each Bank of the contents of each such notice on the day such notice is received by Agent if received by 11:00 A.M., Boston, Massachusetts time on a Business Day and otherwise on the next succeeding Business Day. Promptly on the date specified for each Advance hereunder, each Bank will make available to the Agent at the Principal Office in immediately available funds, for the account of the Borrower, such Bank's pro rata share of each Advance. After the Agent's receipt of such funds and subject to the terms and conditions of this Agreement, the Agent will make each Advance available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Agent designated by the Borrower or by wire transfer in accordance with written instructions from the Borrower. All notices by the Borrower to the Agent under this Section shall be irrevocable and shall be given not later than the time specified above for such notice on the day which is not less than the number of Business Days specified above for such notice.

     2.6. Conversions and Continuations. The Borrower shall have the right from time to time to Convert all or part of one Type of Advance into another Type of Advance or to Continue all or part of any Eurodollar Advance by giving the Agent written notice (by means of an Advance Request Form) at least one (1) Business Day before Conversion into an Alternate Base Rate Advance, and at least three
(3) Business Days before Conversion into or Continuation of a Eurodollar Advance, specifying: (i) the Conversion or Continuation date, (ii) the amount of the Advance to be Converted or Continued, (iii) in the case of Conversions, the Type of Advance to be Converted into, and (iv) in the case of a Continuation of or Conversion into a Eurodollar Advance, the duration of the Interest Period applicable thereto; provided that (a) Eurodollar Advances may only be Converted on the last day of the Interest Period, (b) except for Conversions to Alternate Base Rate Advances, no Conversions shall be made while a Default has occurred and is continuing and no Continuations of any Eurodollar Advances shall be made while a Default has occurred and is continuing, unless such Conversion or Continuation has been approved by Required Banks, and (c) the aggregate principal amount of Eurodollar Advances having the same Interest Period shall be at least equal to $5,000,000, or such greater amount which is an integral multiple of $1,000,000. All notices given under this Section shall be irrevocable and shall be given not later than 11:00 A.M., Boston, Massachusetts time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for Continuation or Conversion of a Eurodollar Advance prior to the end of the Interest Period with respect thereto, such Eurodollar Advance shall automatically be Converted into an Alternate Base Rate Advance on the last day of the Interest Period for such Eurodollar Advance.

     2.7. Use of Proceeds. The proceeds of Advances shall be used by the Borrower (a) for working capital in the ordinary course of business, (b) for general corporate purposes, (c) to refinance existing Debt owing to Congress Financial Corporation (Southwest), and (d) to finance Permitted Acquisitions.

     2.8. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a nonrefundable commitment fee on the daily average unused amount of such Bank's Commitment, for the period from and including the date of this Agreement to and including the Termination Date, at the Applicable Commitment Fee Rate. For the purpose of calculating the commitment fee hereunder, the Commitments shall be deemed utilized in the amount of all outstanding Advances and Letter of Credit Liabilities. Accrued commitment fees shall be payable in arrears on each Quarterly Payment Date and on the Termination Date.

     2.9. Optional Reduction or Termination of Commitments. The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the Commitments upon at least seven (7) Business Days prior notice (which notice shall be irrevocable) to the Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, provided that each partial reduction shall be in a minimum amount of $5,000,000 or such greater amount which is an integral multiple of $1,000,000 and the Borrower shall simultaneously prepay the amount by which the unpaid principal amount of the Advances exceeds the Commitments (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid. The Commitments may not be reinstated after they have been terminated or reduced.

     2.10. Mandatory Reduction of Commitments. Within twelve (12) months after the occurrence of any Asset Sale or the receipt of any insurance proceeds with respect to properties or assets of the Borrower or any Restricted Subsidiary, the Commitments shall be reduced, on a pro rata basis, by an amount equal to:
(a) 100% of the Net Cash Proceeds of such Asset Sale, to the extent such proceeds are not reinvested in other properties or assets to be used in the business of the Borrower or a Restricted Subsidiary, and/or (b) 100% of such insurance proceeds received with respect to assets of the Borrower and its Restricted Subsidiaries, to the extent such insurance proceeds are not used by the Borrower or such Restricted Subsidiary for the repair or replacement of the asset for which the proceeds are received.

                                      III

                               Letters of Credit

     3.1. Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent agrees to issue one or more standby or documentary Letters of Credit for the account of the Borrower from time to time from the date hereof to and including the Termination Date; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed, and the Agent shall not be obligated to issue any Letter of Credit which would cause the outstanding Letter of Credit Liabilities to exceed, the lesser of (a) Fifteen Million and No/100 Dollars ($15,000,000.00), or (b) an amount equal to (i) the lesser of the aggregate amount of the Commitments or the Borrowing Base, minus (ii) the outstanding Advances. Each Letter of Credit may be issued for the account of or used by the Borrower or any Restricted Subsidiary. Each Letter of Credit shall have an expiration date not to exceed one year, shall not have an expiration date beyond the Termination Date, shall be payable in Dollars, must support a transaction that is entered into in the ordinary course of the Borrower's or its Subsidiaries' business, must be satisfactory in form and substance to the Agent, and shall be issued pursuant to such documents and instruments (including, without limitation, the Agent's standard application for issuance of standby or documentary letters of credit, as the case may be, as then in effect as the Agent may require (collectively, the "L/C Documents"). In the event that any term or provision of any letter of credit application violates or conflicts with the terms and provisions hereof, then the terms and provisions hereof shall control.

     3.2. Procedure for Issuing Letters of Credit. Each Letter of Credit shall be issued on at least five (5) Business Days prior notice from the Borrower to the Agent by means of a Letter of Credit Request Form describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the name and address of the account party (which shall be the Borrower or a Restricted Subsidiary), (f) the purpose for which such Letter of Credit will be used, and (g) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof). The Agent shall notify each Bank of the contents of each such notice on the day such notice is received by Agent if received by 11:00 A.M., Boston, Massachusetts time on a Business Day and otherwise on the next succeeding Business Day.

     3.3. Participation by Banks. Immediately upon the Agent's issuance of any Letter of Credit on or after the date hereof, the Agent shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and participation (to the extent of such Bank's pro rata share of the Commitments) in such Letter of Credit and all applicable rights of the Agent in such Letter of Credit. The Agent shall provide to each other Bank a copy of each standby Letter of Credit issued on or after the date hereof, promptly after issuance.

     3.4. Payments Constitute Advances. Each payment by the Agent pursuant to a drawing under a Letter of Credit shall constitute and be deemed an Alternate Base Rate Advance by each Bank to the Borrower under such Bank's Note and this Agreement as of the day and time such payment is made by the Agent and in the amount of such Bank's pro rata share of such payment. Promptly on the date of each payment by the Agent pursuant to a drawing under a Letter of Credit and after receipt of notice from the Agent as to the amount of such payment, each Bank will make available to the Agent, at the Principal Office in immediately available funds, such Bank's pro rata share of such payment.

     3.5. Letter of Credit Fee. The Borrower shall pay to the Agent for the account of the Banks a nonrefundable letter of credit fee with respect to standby Letters of Credit, payable on the date each such Letter of Credit is issued in an amount equal to (a) the Applicable Margin for Eurodollar Advances, multiplied by (b) the face amount of such Letter of Credit, for the period during which such Letter of Credit will remain outstanding, based on a 365 or 366 day year, as the case may be, and the actual number of days in the stated term of such Letter of Credit. The Borrower shall pay to the Agent, solely for its own account, with respect to documentary Letters of Credit, the amount of the Agent's customary fees for documentary letters of credit, as adjusted from time to time, payable on the date each such Letter of Credit is issued. In addition to the foregoing fees, the Borrower shall pay to the Agent, solely for its own account, a nonrefundable issuance and fronting fee for each standby Letter of Credit in an amount equal to one eighth of one percent (.125%) of the face amount of such Letter of Credit, payable on the date each such Letter of Credit is issued.

     3.6. Agent's Responsibilities. Agent agrees with each Bank that it will exercise and give the same care and attention to each Letter of Credit as it gives to its other letters of credit. Each Bank and the Borrower agree that, in paying any draft or draw under any Letter of Credit, the Agent has no responsibility to obtain any document (other than any documents expressly required by the respective Letter of Credit) or to ascertain or inquire as to any document's validity, enforceability, sufficiency, accuracy or genuineness or the authority of any Person delivering it. Neither the Agent nor any of its representatives, directors, officers, employees, attorneys or agents shall be liable to any Bank, the Borrower or any Guarantor for any Letter of Credit's use or for any beneficiary's acts or omissions. The Agent shall have no liability to the Borrower, any Guarantor or any Bank for any action, inaction, error, delay or omission taken or suffered by the Agent or any of its representatives, directors, officers, employees, attorneys or agents in connection with any Letter of Credit, applicable draws, drafts or documents, or the transmission, dispatch or delivery of any related message or advice, if done, taken or made in accordance with the L/C Documents.

     3.7. Letter of Credit Documents. Certain additional provisions regarding the obligations, liabilities, rights, remedies and agreements of the Borrower and the Agent relative to the Letters of Credit shall be set forth in the L/C Documents. The terms of this Agreement shall control any express conflict between the terms of this Agreement and the terms of any L/C Document.

                                      IV

                                    Payments

     4.1. Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Agent at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, not later than 1:00 P.M., Boston, Massachusetts time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion, subject to Section 4.4 hereof). Each payment received by the Agent under this Agreement or any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be. Notwithstanding the foregoing, the Banks may, at their option, subject to the limitations set forth in Section 2.1 hereof, make Alternate Base Rate Advances to the Borrower for the payment of any interest, fees and other amounts (excluding principal) which are due and owing under this Agreement. All such Advances shall be evidenced by the Notes and shall be repaid by the Borrower as provided herein.

     4.2. Voluntary Prepayment. The Borrower may prepay the Advances in whole at any time or from time to time in part without premium or penalty, provided that, (a) with respect to Eurodollar Advances, the Borrower must provide three
(3) days prior written notice to the Agent, and (b) the Borrower shall be liable for any compensation due under Section 5.5 with respect to Eurodollar Advances which are not prepaid on the last day of the Interest Period applicable to such Advances. All notices under this Section shall be irrevocable and shall be given not later than 1:00 P.M., Boston, Massachusetts time on the day which is not less than the number of Business Days specified above for such notice.

     4.3. Mandatory Prepayments.

     (a) If at any time the amount equal to the sum of (i) the outstanding principal amount of the Advances, plus (ii) the Letter of Credit Liabilities exceeds the Borrowing Base, the Borrower shall promptly prepay the outstanding Advances by the amount of the excess or, if no Advances are outstanding, the Borrower shall immediately pledge to the Agent cash or cash equivalent investments in an amount equal to the excess as security for the Obligations.

     (b) After any reduction in the Commitments pursuant to Section 2.10, the Borrower shall promptly prepay the outstanding Advances by the amount which the sum of the outstanding principal amount of the Advances plus the Letter of Credit Liabilities exceeds the aggregate amount of the Commitments, as reduced.

     4.4. Pro Rata Treatment.  Except to the extent otherwise provided herein:
(a) each Advance shall be made by the Banks under Section 2.1 or deemed made by the Banks under Section 3.4, each payment of the commitment fee under Section
2.8 and each letter of credit fee under Section 3.5 shall be made for the account of the Banks, each termination or reduction of the Commitments under
Section 2.9 or Section 2.10 shall be applied to the Commitments of the Banks, and each Letter of Credit shall be deemed participated in by the Banks, pro rata according to the amounts of their respective Commitments; (b) the making, Conversion, and Continuation of Advances of a particular Type (other than Conversions provided for by Section 5.4) shall be made pro rata among the Banks holding Advances of such Type according to the amounts of their respective Commitments; (c) each payment and prepayment of principal of or interest on Advances by the Borrower of a particular Type shall be made to the Agent for the account of the Banks holding Advances of such Type pro rata in accordance with the respective unpaid principal amounts of such Advances held by such Banks; and
(d) Interest Periods for Advances of a particular Type shall be allocated among the Banks holding Advances of such Type pro rata according to the respective principal amounts held by such Banks.

     4.5. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent of the proceeds of an Advance to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) the Federal Funds Effective Rate for such period if the Borrower was the Payor or (ii) the Applicable Rate for such Period in accordance with Section 2.4 hereof (without duplication) if a Bank was the Payor.

     4.6. Withholding Taxes. All payments by the Borrower of principal of and interest on the Advances and of all fees and other amounts payable under any Loan Document are payable without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by the United States of America or by any political subdivision or taxing authority of or in the United States of America through withholding or deduction with respect to any such payments. If any such taxes, duties or other charges are so levied or imposed, the Borrower will pay additional interest or will make additional payments in such amounts so that every net payment of principal of and interest on the Advances and of all other amounts payable by it under any Loan Document, after withholding or deduction for or on account of any such present or future taxes, duties or other charges, will not be less than the amount provided for herein or therein, provided that the Borrower shall have no obligation to pay such additional amounts to any Bank to the extent that such taxes, duties, or other charges are levied or imposed by reason of the failure of such Bank to comply with the provisions of Section 4.7. The Borrower shall furnish promptly to the Agent for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.

     4.7. Withholding Tax Exemption. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will, upon becoming a party hereto, deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or a successor form), certifying in either case that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 (or a successor form) further undertakes to deliver to Borrower and the Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank is not capable of receiving such payments without any deduction or withholding of United States federal income tax, then such Bank need not deliver such forms, but the Borrower shall thereafter have no further obligations to such Bank under
Section 4.6 hereof or any like provision.

                                       V

          Yield Protection; Limitations on Advances; Capital Adequacy

     5.1. Additional Costs.

     (a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining of any Eurodollar Advances hereunder or its obligation to make such Advances hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

     (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any Eurodollar Advances (other than taxes imposed on the overall net income of such Bank or its Applicable Lending Office for any Eurodollar Advances by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

     (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (including any Eurodollar Advances or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof); or

     (iii) imposes any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments.

Each Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 5.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for Eurodollar Advances if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, violate any law, rule, or regulation or be in any way disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located outside the United States of America. Each Bank will furnish to the Borrower a certificate (which shall be conclusive absent manifest error) setting forth the basis and the amount of each request of such Bank for compensation under this
Section 5.1(a). If any Bank requests compensation from the Borrower under this
Section 5.1(a), the Borrower may, by notice to such Bank (with a copy to Agent), suspend the obligation of such Bank to make or Continue making, or Convert Advances into, Eurodollar Advances until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable) and may convert any Eurodollar Advance into an Alternate Base Rate Advance, subject to the provisions of Section 5.5.

     (b)  Without limiting the effect of the foregoing provisions of this
Section 5.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Advances is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Advances or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower the obligation of such Bank to make or Continue making, or Convert Advances into, Eurodollar Advances hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

     (c)  Determinations and allocations by any Bank for purposes of this
Section 5.1 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     5.2. Limitation on Types of Advances. Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Advances for any Interest Period therefor:

     (a) The Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or

     (b) Required Banks determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to the Banks of making or maintaining such Advances for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Advances or to Convert Alternate Base Rate Advances into Eurodollar Advances and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Advances, either prepay such Eurodollar Advances or Convert such Eurodollar Advances into Alternate Base Rate Advances in accordance with the terms of this Agreement.

     5.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Advances hereunder or (b) maintain Eurodollar Advances hereunder, then such Bank shall promptly notify the Borrower (with a copy to the Agent) thereof and such Bank's obligation to make or maintain Eurodollar Advances and to Convert Alternate Base Rate Advances into Eurodollar Advances hereunder shall be suspended until such time as such Bank may again make and maintain Eurodollar Advances (in which case the provisions of Section 5.4 hereof shall be applicable).

     5.4. Substitute Alternate Base Rate Advances. If the obligation of any Bank to make Eurodollar Advances shall be suspended pursuant to Section 5.1 or
5.3 hereof, all Advances which would be otherwise made by such Bank as Eurodollar Advances shall be made instead as Alternate Base Rate Advances and all Advances which would otherwise be Converted into Eurodollar Advances shall be Converted instead into (or shall remain as) Alternate Base Rate Advances (and, if an event referred to in Section 5.1(b) or 5.3 hereof has occurred and such Bank so requests by notice to the Borrower (with a copy to the Agent), all Eurodollar Advances of such Bank then outstanding shall be automatically Converted into Alternate Base Rate Advances on the date specified by such Bank in such notice) and, to the extent that Eurodollar Advances are so made as (or Converted into) Alternate Base Rate Advances, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Advances shall be applied instead to its Alternate Base Rate Advances.

     5.5. Compensation. The Borrower shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank ) to compensate it for any loss, cost, or expense incurred by it as a result of:

     (a) Any payment, prepayment or Conversion of a Eurodollar Advance for any reason (including, without limitation, the acceleration of outstanding Advances pursuant to Section 12.2) on a date other than the last day of an Interest Period for such Advance; or

     (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article VII to be satisfied) to borrow, Convert, or prepay a Eurodollar Advance on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Advance provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

     5.6. Capital Adequacy. If, after the date hereof, any Bank shall have determined that any Regulatory Change or compliance by such Bank (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such Regulatory Change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten (10) Business Days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank (or its parent) such additional amount or amounts as will compensate such Bank for such reduction. Each Bank will furnish to the Borrower a certificate of such Bank claiming compensation under this Section and setting forth the basis and the additional amount or amounts to be paid to it hereunder. Each such certificate shall be conclusive, provided that the determination of such amount or amounts is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

     5.7. Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or the Commitments to issue or participate in Letters of Credit hereunder, and the result shall be to increase the cost to the Agent or any Bank of issuing, maintaining or participating in any Letter of Credit or its Commitment to issue or participate in Letters of Credit hereunder or reduce any amount receivable by the Agent or any Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Agent's or such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Agent or such Bank, the Borrower agrees to pay the Agent or such Bank, as the case may be, from time to time as specified by the Agent or such Bank, as the case may be, such additional amounts as shall be sufficient to compensate the Agent or such Bank for such increased costs or reductions in amount. Each Bank will furnish to the Borrower a certificate of such Bank claiming compensation under this Section and setting forth the basis and the additional amount or amounts to be paid to it hereunder. Each such certificate shall be conclusive, provided that the determination of such amount or amounts is made on a reasonable basis.

     5.8. Substitution of Bank. If (i) the obligation of any Bank to make Eurodollar Rate Advances has been suspended pursuant to the terms hereof, or
(ii) any Bank has demanded compensation under Section 4.6 or Article V hereof, then the Borrower shall have the right, with the assistance of the Agent, to seek and substitute one or more banks which is an Eligible Assignee (which may be one or more of the Banks) to assume all of the rights and obligations of such Bank under the Loan Documents and to purchase such Bank's interests in the Advances, Letters of Credit and other rights created hereunder (if any); provided that any such assumption of all or a portion of such Bank's rights and obligations in respect of the Loan Documents and the purchase of Advances, Letters of Credit and other rights created hereunder (if any) shall be made pursuant to the terms and conditions of Section
14.6 hereof.

                                      VI

                                    Security

     6.1. Collateral. To secure full and complete payment and performance of the Obligations, the Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described in this Section 6.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"):

     (a) The Borrower shall grant to the Agent, for the pro rata benefit of the Banks, a first priority security interest in all of the Borrower's personal property, including without limitation all of its accounts, accounts receivable, equipment, furniture, fixtures, inventory, chattel paper, documents, instruments (including intercompany notes executed by a Foreign Subsidiary or Foreign Affiliate in favor of the Borrower pursuant to Section 7.1(k) hereof) and general intangibles, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Borrower Security Agreement.

     (b) The Borrower shall cause each present and future Guarantor to grant to the Agent, for the pro rata benefit of the Banks, a first priority security interest in all personal property of such Guarantor, including without limitation all accounts, accounts receivable, equipment, furniture, fixtures, inventory, chattel paper, documents, instruments and general intangibles of each Guarantor, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Guarantor Security Agreements.

     (c) The Borrower shall grant to the Agent, for the pro rata benefit of the Banks, a first priority security interest in (a) all of the Borrower's shares of Capital Stock of each of its Domestic Subsidiaries, whether now owned or hereafter acquired, and (b) all (but in any event not to exceed 65%) of the issued and outstanding shares of Capital Stock of each of its direct Foreign Subsidiaries and Foreign Affiliates, pursuant to the Borrower Pledge Agreement.

     (d) The Borrower shall cause each of its direct Foreign Subsidiaries (including Igienica Difusion Inc. Ltd. at such time as it becomes a Restricted Subsidiary hereunder) to execute a Negative Pledge Agreement with respect to the Capital Stock of their Subsidiaries, whether now owned or hereafter acquired.

     (e) The Borrower shall execute and cause to be executed and cause each Guarantor to execute and cause to be executed, such further documents and instruments, including without limitation Uniform Commercial Code financing statements, as the Agent, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interest in the Collateral.

     6.2. Setoff. If an Event of Default shall have occurred and be continuing, each Bank shall have the right to set off and apply against the Obligations in such manner as such Bank may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from such Bank to the Borrower whether or not the Obligations are then due. Each Bank agrees to promptly notify the Agent after any such setoff and application. The rights and remedies of the Banks hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have. As further security for the Obligations, the Borrower hereby grants to the Agent, for the pro rata benefit of the Banks, a security interest in all money, instruments and other property of the Borrower now or hereafter held by the Agent. In addition to the right of setoff and as further security for the Obligations, the Borrower hereby grants to the Agent, for the pro rata benefit of the Banks, a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of such Borrower now or hereafter on deposit with or held by the Agent and all other sums at any time credited or owing from the Agent or the Banks to the Borrower. The rights and remedies of the Agent and each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Agent and the Banks may have.

     6.3. Guaranties by Domestic Restricted Subsidiaries. Each Person which hereafter becomes an active Domestic Restricted Subsidiary shall execute and deliver to the Agent (a) a Guaranty in form and substance satisfactory to the Agent, pursuant to which such Subsidiary guarantees the prompt payment and performance in full of all of the Obligations, and (b) a Guarantor Security Agreement in form and substance satisfactory to the Agent, pursuant to which such Subsidiary grants to the Agent, for the pro rata benefit of the Banks, a first priority security interest in all of such Subsidiary's personal property, including without limitation the types of personal property described in Section 6.1(b), whether now owned or hereafter acquired, and all products and proceeds thereof. LSFNE Company shall be deemed an active Domestic Restricted Subsidiary which is subject to the requirements of this Section 6.3 in the event that it acquires any Capital Stock of or merges with NewLund Laboratories, Inc., unless immediately after such acquisition or merger, LSFNE Company is merged into Borrower. With regard to each Person which is now or hereafter becomes a Restricted Subsidiary of the Borrower, the Borrower shall execute or cause to be executed a pledge agreement in form and substance satisfactory to the Agent, pursuant to which the Agent, for the pro rata benefit of the Banks, is granted a first priority security interest in all of the Capital Stock of such Subsidiary, provided that such security interest shall be limited to 65% of the Capital Stock of any Foreign Subsidiary. The Borrower shall cause to be executed and delivered to the Agent (i) such further documents and instruments, including without limitation Uniform Commercial Code financing statements, as the Agent in its sole discretion deems necessary or desirable to create, evidence, preserve, and perfect its Liens in the Collateral, and (ii) such legal opinions, corporate and partnership documents and certificates as Agent or its counsel may require in connection with the documents executed and delivered pursuant to this Section.

                                      VII

                              Conditions Precedent

     7.1. Initial Extension of Credit. The obligation of the Banks to make the initial Advance or issue the initial Letter of Credit hereunder is subject to the condition precedent that the Agent shall have received on or before the day of such Advance or Letter of Credit all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the
Agent:

     (a) Resolutions. Resolutions of the Board of Directors of the Borrower certified by the Secretary or an Assistant Secretary of such Person which authorize the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to be a party;

     (b) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower, certifying the names of the officers of the Borrower authorized to sign this Agreement and each of the other Loan Documents to which the Borrower is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

     (c) Articles of Incorporation. The articles or certificate of incorporation (or comparable organizational documents) of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower;

     (d) Bylaws. The bylaws (or comparable organizational documents) of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower;

     (e) Governmental Certificates. Certificates of the appropriate governmental officials of the respective jurisdiction of incorporation of the Borrower as to the existence and good standing of the Borrower and certificates of the appropriate governmental officials of each jurisdiction where the Borrower owns property or conducts business as to the qualification and good standing of the Borrower in such jurisdictions, each dated a current date.

     (f)  Notes.  The Note of each Bank executed by the Borrower;

     (g) Borrower Security Agreement. The Borrower Security Agreement executed by the Borrower;

     (h) Borrower Pledge Agreement. The Borrower Pledge Agreement executed by the Borrower, together with the original stock certificates (and accompanying stock powers duly executed in blank) evidencing the stock pledged pursuant thereto;

     (i) Financing Statements. Uniform Commercial Code financing statements executed by the Borrower and covering such Collateral as the Agent may request;

     (j) Intellectual Property Documentation. Documentation satisfactory to the Agent, executed by the Borrower, for filing in the U.S. Patent and Trademark Office and other appropriate foreign offices to properly reflect Agent's security interest in all patents, trademarks and applications therefor of the Borrower which the Agent, in its discretion, shall deem material to the operation of business of Borrower and its Subsidiaries;

     (k) Intercompany Loan Documentation. Documentation (including without limitation promissory notes, security agreements and financing statements) satisfactory to Agent evidencing advances made or to be made by the Borrower (excluding transfers of inventory and allocations of corporate overhead and expenses made in the ordinary course of business) to the Foreign Subsidiaries or the Foreign Affiliates and obligations of the Foreign Subsidiaries and the Foreign Affiliates to repay such advances, all of such obligations and documentation to be subject to a security interest in favor of the Agent pursuant to the Borrower Security Agreement;

     (l) NewLund Laboratories Note. The original promissory note in the amount of $1,500,000, dated September 24, 1997, executed by NewLund Laboratories, Inc. in favor of Lanty L. Smith and endorsed in favor of the Borrower;

     (m) Landlord and Mortgagee Waivers. Landlord and mortgagee subordinations or waivers for each of the Borrower's warehouse and distribution facilities located within the United States of America and Puerto Rico, which shall be in form and substance satisfactory to the Agent;

     (n) L/C Documents. With respect to issuance of any Letter of Credit, Agent shall have received all applicable L/C Documents, if any, as required by
Section 3.1;

     (o) Insurance Policies. Certificates of insurance with respect to all insurance policies required by Section 9.5, and reflecting loss payable endorsements in favor of the Agent with respect to all insurance policies covering Collateral;

     (p) UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in such jurisdictions as the Agent may request, each such search to be as of a date no more than 30 days prior to the date hereof;

     (q) Opinions of Counsel. Favorable opinions of legal counsel to the Borrower and the Restricted Subsidiaries, (a) from Fulbright & Jaworski L.L.P., as to the matters set forth in Exhibit "I" hereto, and such other matters as the Agent may reasonably request, and (b) from local counsel in such jurisdictions and as to such matters as the Agent may reasonably request;

     (r) Closing Fee. Evidence that the closing fee in the amount of $585,000 shall have been paid in full by the Borrower;

     (s) Borrowing Base Report. An initial Borrowing Base Report as of December 31, 1997, in substantially the form of Exhibit "J" hereto, certified by the president, chief financial officer or corporate controller of the Borrower;

     (t) Audit. Such review and audit of the accounts and inventory of the Borrower and the Restricted Subsidiaries as the Agent deems necessary, and the results of such review shall be satisfactory to the Agent in all respects;

     (u) Repayment of Existing Debt and Lien Releases. Such documentation as Agent may require to evidence that existing revolving credit Debt to Congress Financial Corporation (Southwest) ("Congress") will be repaid in full on the date hereof after giving effect to the initial Advance made hereunder, together with UCC-3 Termination Statements, cancellation documents with respect to Liens on Puerto Rican collateral, terminations of patent and trademark security interests, and releases of assignments of government contracts executed by Congress with respect of its existing Liens securing such Debt. The Agent agrees to pay up to $210,000 to Congress in connection with any prepayment penalty due pursuant to such repayment;

     (v) Termination of Liens. Duly executed UCC-3 Termination Statements from Wells Fargo Bank (Texas), National Association, and such other documentation as shall be necessary to terminate or release all Liens other than Permitted Liens; and

     (w) Indenture Certificate. A certificate duly executed by the Borrower which states that, after giving effect to the transactions contemplated hereby, the Borrower shall be in compliance with all of the terms, conditions and provisions of the Indenture.

     7.2. All Extensions of Credit. The obligation of the Banks to make any Advance or issue any Letter of Credit (including the initial Advance and the initial Letter of Credit) is subject to the following additional conditions precedent:

     (a) Request for Advance or Letter of Credit. The Agent shall have received in accordance with Section 2.5 or 3.2, as the case may be, an Advance Request Form or Letter of Credit Request Form dated the date of such Advance or Letter of Credit and executed by an authorized officer of the Borrower;

     (b) L/C Documents. With respect to any Letter of Credit, Agent shall have received all applicable L/C Documents as required by Section 3.1;

     (c) No Default. No Default shall have occurred and be continuing, or would result from such Advance or Letter of Credit;

     (d) Representations and Warranties. All of the representations and warranties contained in Article VIII hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date;

     (e) No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the most recent consolidated financial statements delivered by the Borrower to the Agent; and

     (f) Additional Documentation. The Agent shall have received such additional approvals, opinions, or documents as the Agent or its legal counsel, Winstead Sechrest & Minick P.C., may reasonably request.

                                     VIII

                         Representations and Warranties

     To induce the Agent and the Banks to enter into this Agreement, the Borrower represents and warrants to the Agent and the Banks as follows:

     8.1. Existence and Authority.  The Borrower and each Restricted Subsidiary
(a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. The Borrower and the Guarantor each has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

     8.2. Financial Statements. The Borrower has delivered to the Agent audited consolidated financial statements of the Borrower and its Restricted Subsidiaries as at and for the fiscal year ended December 31, 1996 and unaudited consolidated financial statements of the Borrower and its Restricted Subsidiaries for the nine (9)-month period ended September 30, 1997. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and the Restricted Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein, except for notes and year-end audit adjustments as to the unaudited financial statements. Neither the Borrower nor any of the Restricted Subsidiaries has any material contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments that are material with respect to the Borrower and the Restricted Subsidiaries taken as a whole, except as referred to or reflected in such financial statements or in the Borrower's reports and other disclosure documents filed with the SEC pursuant to Federal Securities Laws. As of the date hereof, there has been no Material Adverse Change since the effective date of the most recent consolidated financial statements referred to in this Section.

     8.3. Corporate Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and by the Borrower and each Guarantor of the other Loan

Documents to which they are party and compliance with the terms and provisions hereof and thereof, have been duly authorized by all requisite corporate action on the part of each such Person and do not and will not (a) violate, result in a breach of, or require any consent under (i) the articles of incorporation, certificate of incorporation, bylaws, or other organizational documents of any such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material agreement or instrument to which any such Person is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article VI) upon any of the revenues or assets of any such Person.

     8.4. Operation of Business. The Borrower and each of the Restricted Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and none of the Borrower or the Restricted Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing, except where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames or rights, or the violation of any such rights, would not have a Material Adverse Effect.

     8.5. Litigation and Judgments. Except as disclosed on Schedule 8.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary that would, if adversely determined, have a Material Adverse Effect. On the date hereof, there are no outstanding unsatisfied judgments against the Borrower or any Subsidiary.

     8.6. Rights in Properties; Liens. The Borrower and each Restricted Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 8.2, and none of the properties, assets, or leasehold interests of the Borrower or any Restricted Subsidiary is subject to any Lien, except Permitted Liens.

     8.7. Enforceability. This Agreement constitutes, and the other Loan Documents when delivered, shall constitute legal, valid, and binding obligations of the Borrower and each Guarantor, respectively, which are party thereto, enforceable against such Persons, respectively, in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

     8.8. Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower or any Guarantor of this Agreement and the other Loan Documents to which the Borrower or such Guarantor, respectively, is or may become a party or the validity or enforceability thereof, except for filings contemplated by Sections 7.1(i) and 7.1(j) hereof.

     8.9. Debt. As of the date hereof, the Borrower, the Restricted Subsidiaries and the Foreign Affiliates have no Debt, except Debt described on
Schedule 8.9 hereto.

     8.10. Taxes. The Borrower and each Domestic Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, except for any state or local tax returns the nonfiling of which will not have a Material Adverse Effect. The Borrower and each Subsidiary have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, except for any foreign, state or local taxes, assessments, governmental charges and levies which are not known by Borrower or any Subsidiary to be due and payable if the nonpayment thereof will not have a Material Adverse Effect. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed material tax liability of the Borrower or any Subsidiary.

     8.11. Use of Proceeds; Margin Securities. None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

     8.12. ERISA. The Borrower and each Domestic Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any Guarantor nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower, each Guarantor and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

     8.13. Disclosure. No statement, information, report, representation, or warranty made by the Borrower or any Guarantor in this Agreement or in any other Loan Document or other document furnished to the Agent in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading. As of the date hereof, there is no fact known to the Borrower or any Guarantor which has a Material Adverse Effect, or which is likely to in the future have a Material Adverse Effect that has not been disclosed in writing to the Agent.

     8.14. Subsidiaries; Foreign Affiliates. Neither the Borrower nor any Restricted Subsidiary has any Subsidiaries other than those listed on Schedule
8.14 hereto, and

Schedule 8.14 (a) sets forth the jurisdiction of incorporation or organization of each Subsidiary, (b) sets forth the percentage of the Borrower's or any Subsidiary's ownership of the outstanding Voting Stock or other ownership or equity interests of each Subsidiary, and (c) designates the Foreign Subsidiaries. All of the outstanding Capital Stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable. Neither the Borrower nor any Restricted Subsidiary has any Foreign Affiliates other than those listed on
Schedule 8.14 hereto, and Schedule 8.14 (a) sets forth the jurisdiction of incorporation or organization of each Foreign Affiliate and (b) sets forth the percentage of the Borrower's or any Restricted Subsidiary's ownership of the outstanding Voting Stock or other ownership or equity interests of each Foreign Affiliate. Borrower shall, from time to time promptly after the formation or acquisition of any new Subsidiary or Foreign Affiliate, deliver to Agent an updated Schedule 8.14 to this Agreement, together with a certificate of an authorized officer of Borrower certifying that the information set forth in such schedule is true, correct, and complete as of such date.

     8.15. Agreements. None of the Borrower or the Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which would reasonably be expected to have a Material Adverse Effect. None of the Borrower or the Subsidiaries is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

     8.16. Compliance with Laws. None of the Borrower or any of the Subsidiaries, or to the best of the Borrower's knowledge, the Foreign Affiliates, is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, except to the extent that the failure to comply therewith will not have a Material Adverse Effect.

     8.17. Investment Company Act. None of the Borrower or the Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     8.18. Public Utility Holding Company Act. None of the Borrower or the Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     8.19. Environmental Matters.  Except as disclosed on Schedule 8.19 hereto,
(a) to the best of the Borrower's knowledge, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any Subsidiary that would reasonably be expected to give rise to any Environmental Liabilities of the Borrower or any Subsidiary, and (b) no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any Subsidiary.

     8.20. Patents, Trademarks and Copyrights. Schedule 8.20 hereto sets forth a true, accurate and complete listing, as of the date hereof, of all patents, trademarks and copyrights, and applications therefor, of the Borrower. Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of the Borrower in any such patents, trademarks, copyrights or applications, and the Borrower has not transferred or subordinated any interest it may have in such patents, trademarks, copyrights and applications. The Borrower shall, from time to time as necessary (but no more frequently than quarterly) due to any new patents, trademarks or copyrights obtained by the Borrower after the date hereof, deliver to Agent an updated Schedule 8.20 to this Agreement, together with a certificate of an authorized officer of the Borrower certifying that the information set forth on such schedule is true, correct and complete as of such date, which schedule may be used to prepare additional assignments, if necessary.

     8.21. Compliance With Indenture. All the Obligations constitute "Permitted Debt" under the terms of the Indenture. The Borrower and each Subsidiary which is a party to the Indenture are in full compliance with all covenants, agreements, and terms of the Indenture.

                                      IX

                             Affirmative Covenants

     The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Borrower will perform and observe the following affirmative covenants, unless the Required Banks (or Agent with the consent of the Required Banks) shall otherwise consent in writing:

     9.1. Reporting Requirements. The Borrower will furnish to the Agent and each Bank:

     (a) Annual Consolidated and Consolidating Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1997, (i) a copy of annual audited financial report of the Borrower and the Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of earnings, stockholders' equity, and cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by, and accompanied by the unqualified opinion of, independent certified public accountants of recognized standing acceptable to the Agent, (it being acknowledged that any one of the six largest United States certified public accounting firms is acceptable) to the effect that such report has been prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial condition and results of operations of the Borrower and the Subsidiaries at the date and for the periods indicated therein, (ii) consolidating financial statements of the Borrower and the Subsidiaries, containing a balance sheet, statement of earnings, and statement of cash flow all in reasonable detail, and (iii) copies of any and all management letters provided by such accountants to the Borrower in connection therewith;

     (b) Quarterly Consolidated and Consolidating Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, (i) a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of earnings, and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer or corporate controller of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects (subject to notes and year-end audit adjustments) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein, and (ii) consolidating financial statements of the Borrower and the Subsidiaries, containing a balance sheet and statement of earnings, all in reasonable detail;

     (c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections 9.1(a) and (b), a Compliance Certificate;

     (d) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar month (other than a calendar month at the end of a fiscal quarter or a fiscal year), a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such period and for the portion of the fiscal year then ended containing, on a consolidated basis, balance sheets and statements of income and cash flow, all in reasonable detail certified by the chief financial officer, corporate controller, or other designated officer of the Borrower to have been prepared in accordance with GAAP and to fairly present (subject to notes and year-end audit adjustments) the financial condition and results of operations of the Borrower and Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein; provided, however, that the Borrower will deliver a preliminary unaudited financial report as of and for each year ending December 31 within thirty (30) days after the end of such year, and provided, further, that the unaudited financial report as of and for each month ending January 31 will not be due until sixty (60) days after the end of such month.

     (e)  Projections.  As soon as available and in any event within forty-five
(45) days after the beginning of each fiscal year of the Borrower, a copy of the annual budget for such fiscal year including, without limitation, on a consolidated and consolidating basis, a forecasted balance sheet and statements of income and cash flow of Borrower and the Subsidiaries on a fiscal quarter by fiscal quarter basis, including the assumptions utilized in the preparation of such projections (in narrative form) for the forthcoming fiscal year, and a proforma projection of the Borrower's compliance with the financial covenants in this Agreement for the same period;

     (f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to have a Material Adverse Effect;

     (g)  Notice of Default.  As soon as possible and in any event within five
(5) Business Days after the Borrower, any Subsidiary or any Foreign Affiliate obtains knowledge or becomes aware of the occurrence of any Default, a written notice setting forth the details of such Default and the action that the Borrower and such other Person have taken and propose to take with respect thereto;

     (h) Notice of Material Adverse Change. As soon as possible and in any event within five (5) Business Days after the Borrower, any Subsidiary or any Foreign Affiliate obtains knowledge of the occurrence of any matter that would reasonably be expected to have a Material Adverse Effect, written notice of such matter;

     (i) Notice of Change in Representation or Warranty. As soon as possible and in any event within five (5) Business Days after the Borrower or any Subsidiary obtains knowledge or becomes aware of any change in any material fact or circumstance represented or warranted in any of the Loan Documents, except for such changes as pertain to representations and warranties that are limited by their express terms to a specific date, written notice of such change;

     (j) Proxy Statements, Etc. As soon as available, a copy of each financial statement, report, notice or proxy statement sent by the Borrower to its stockholders generally and a copy of each regular, periodic or special report, registration statement (other than Form S-8), or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

     (k) Borrowing Base Report. As soon as available, and in any event within twenty-five (25) days after the end of each calendar month, a Borrowing Base Report, in substantially the form of Exhibit "J" hereto, certified by the president, chief executive officer, chief financial officer or corporate controller of the Borrower; and

     (l) General Information. Promptly, such other information concerning the Borrower, any Subsidiary or any Foreign Affiliate as the Agent or any Bank may from time to time reasonably request.

All financial statements and reports, including Borrowing Base Reports, required to be delivered under this Section shall be due on the Business Day immediately following the specified due date if the specified due date is not a Business Day.

     9.2. Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate or partnership existence and all of its leases, privileges, licenses, permits, franchises, qualifications, agreements and rights that are necessary or desirable in the ordinary conduct of its business, except where the preservation of a Restricted Subsidiary is effected by merger thereof into another Restricted Subsidiary of the Borrower.

     9.3. Maintenance of Properties. The Borrower will maintain, keep, and preserve, and cause each Restricted Subsidiary to maintain, keep, and preserve, in good working order and condition, all of its properties (tangible and intangible) which are useful in any material respect in the proper conduct of its business and are necessary in the proper conduct of its business.

     9.4. Taxes and Claims. The Borrower will pay or discharge, and will cause each Restricted Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that none of the Borrower or any of the Restricted Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge or any claim for labor, material, or supplies which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

     9.5. Insurance. The Borrower will maintain, and will cause each of the Restricted Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general geographic areas in which the Borrower and the Restricted Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Restricted Subsidiary to maintain workers' compensation insurance, property insurance, comprehensive general liability insurance, and products liability insurance reasonably satisfactory to the Agent and as may be required by the Borrower Security Agreement. Each insurance policy covering Collateral shall name the Agent as loss payee and shall provide that such policy will not be cancelled or reduced without 15 days prior written notice to the Agent.

     9.6. Inspection Rights. At any reasonable time during normal business hours and from time to time, the Borrower will permit, and will cause each Restricted Subsidiary to permit, representatives of the Agent and each Bank to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. Without in any way limiting the foregoing, Agent may conduct (or cause a third party to conduct) annual audits of the Collateral at the expense of the Borrower. Such audits may be performed by Agent's in-house audit and asset management review staff. The Borrower agrees to pay to Agent on demand all fees, charges and out-of-pocket expenses of Agent in connection with each such audit.

     9.7. Keeping Books and Records. The Borrower will maintain, and will cause each Restricted Subsidiary and each Foreign Affiliate to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; provided, however, that the Foreign Subsidiaries and the Foreign Affiliates shall be permitted to maintain day-to-day books of record and account in accordance with local statutory accounting practices rather than GAAP.

     9.8. Compliance with Laws and Agreements. The Borrower will comply, and will cause each Restricted Subsidiary to comply, with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator and all agreements, contracts, and instruments binding on it or affecting its properties or business, except to the extent that the failure to comply therewith will not have a Material Adverse Effect,

     9.9. Further Assurances. The Borrower will, and will cause each Restricted Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Agent in the Collateral.

     9.10. ERISA. The Borrower will comply, and will cause each Restricted Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability for failure to comply with the requirements of ERISA.

                                       X

                               Negative Covenants

     The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Borrower will perform and observe the following negative covenants, unless the Required Banks (or the Agent with the consent of the Required Banks) shall otherwise consent in writing:

     10.1. Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Restricted Subsidiary to incur, create, assume, or permit to exist, any Debt, except the following, provided that such Debt must be "Permitted Debt" under the Indenture:

     (a)   Debt owed to the Banks pursuant to the Loan Documents;

     (b) Debt existing on the date hereof and described on Schedule 8.9 hereto, provided that any such Debt indicated on Schedule 8.9 as "Debt to be Repaid" shall have been repaid on or before the date of the initial Advance or the issuance of the initial Letter of Credit hereunder;

     (c) Debt of any Restricted Subsidiary owed to the Borrower, to another Restricted Subsidiary or to a Foreign Affiliate and Debt of the Borrower or any Restricted Subsidiary owed to another Restricted Subsidiary, provided that any Debt (other than Debt arising from transfers of inventory or allocations of overhead or corporate expenses made in the ordinary course of business) owing to the Borrower must be evidenced by intercompany notes that are pledged to the Agent, for the benefit of the Banks;

     (d)   the Senior Unsecured Notes;

     (e)   Subordinated Debt;

     (f)   Debt of Foreign Restricted Subsidiaries (other than Debt described in
Section 10.1(c) above) incurred when no Default exists or would result therefrom, provided that the aggregate amount of all such Debt outstanding at any time shall not exceed the greater of (i) fifty percent (50%) of the aggregate book value of the accounts receivable (net of bad debt reserves) of such Foreign Restricted Subsidiaries or
(ii) $10,000,000;

     (g) Purchase money Debt of the Borrower and the Restricted Subsidiaries representing the purchase price of equipment or real estate that is secured by the asset purchased; provided that the principal amount of such Debt does not exceed the purchase price of the equipment or real estate acquired, the Lien does not attach to any other asset of the Borrower or any Restricted Subsidiary and the aggregate amount of all such Debt outstanding at any time does not exceed $5,000,000;

     (h) Capital Lease Obligations so long as such leases do not cover any property other than the property acquired in connection therewith, provided that the aggregate amount of all such Debt outstanding at any time shall not exceed $10,000,000;

     (i) Hedging Obligations entered into in the ordinary course of business in order to hedge currency, commodity or interest rate risks, and not for purposes of speculation;

     (j) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within two Business Days;

     (k)   Permitted Subsidiary Refinancing Debt;

     (l)   Permitted Borrower Refinancing Debt;

     (m) Guarantees of Debt by the Borrower or any Restricted Subsidiary, provided that the Debt subject to such Guarantee, if incurred directly rather than by a Guarantee by the Borrower or such Restricted Subsidiary, would otherwise be permitted under this Section 10.1; and

     (n) Debt of the Borrower and the Restricted Subsidiaries not permitted by any other clause of this Section, in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding.

     10.2. Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Restricted Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except (collectively, the "Permitted Liens"):

     (a)   Liens disclosed on Schedule 10.2 hereto;

     (b)   Liens in favor of the Agent pursuant to the Loan Documents;

     (c) Encumbrances consisting of minor easements, rights of way, zoning restrictions, minor defects or irregularities in title or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses;

     (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

     (e) Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, or other similar statutory Liens securing obligations that (i) are not yet due and are incurred in the ordinary course of business or (ii) are being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established;

     (f) Liens resulting from good faith deposits to secure payments of workers' compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business;

     (g) Liens securing permitted purchase money Debt or permitted Debt of the Foreign Subsidiaries pursuant to Section 10.1(f), Section 10.1(g), or Section 10.1(h); provided that no such Lien shall be granted in any Capital Stock owned by a Foreign Subsidiary;

     (h) Liens on the assets (other than Capital Stock) of any Foreign Subsidiary existing at the time such Foreign Restricted Subsidiary is acquired by the Borrower or any Restricted Subsidiary, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (i) are not created, incurred or assumed by such entity in contemplation of such entity's being acquired by the Borrower or any Restricted Subsidiary; (ii) do not extend to any assets of the Borrower or any other Restricted Subsidiary; and (iii) the Debt secured by such Lien is permitted pursuant to this Agreement;

     (i) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease which, in each case, is permitted under this Agreement;

     (j) Liens not permitted by any other clause of this Section securing Debt or other Obligations in an aggregate amount not to exceed $500,000 at any one time outstanding, provided that any such Liens on assets of the Borrower or any Guarantor are subordinate to the Agent's Liens thereon; and provided, further, that any such Liens do not extend to any Capital Stock;

     (k) any renewal of, replacement for or substitution for any Lien permitted by any of the clauses of this Section 10.2; provided that the Debt secured is not increased nor the Lien extended to any additional assets;

     (l) Liens securing Permitted Borrower Refinancing Debt or Permitted Subsidiary Refinancing Debt so long as such Permitted Borrower Refinancing Debt or Permitted Subsidiary Refinancing Debt is secured only by Liens on those assets that secured such Debt prior to the renewal, extension, refinancing, refund or repurchase or by Liens otherwise permitted by this definition;

     (m) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly instituted for the review or appeal of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be instituted has not expired; and

     (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

     10.3. Mergers, Acquisitions, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate; provided, however, that:

     (a) the Borrower or any Restricted Subsidiary shall be permitted to become a party to a merger or consolidation or acquire all or any part of the assets of any Person or any shares or other beneficial ownership of any Person, so long as (i) no Default is existing or would result therefrom, (ii) the Borrower has given the Agent at least thirty (30) days prior notice of such merger, consolidation or acquisition, (iii) the Borrower has provided to the Banks calculations demonstrating the pro forma compliance with all financial and other covenants contained herein, after giving effect to such merger, consolidation or acquisition, based on the most recently delivered financial statements, (iv) the total cash consideration paid in connection with all such mergers, consolidations or acquisitions, plus all Permitted Joint Venture Investments, shall not exceed $10,000,000 for any fiscal year, (v) the total cash and non-cash consideration paid and Debt assumed or incurred by the Borrower or any Restricted Subsidiary in connection with all such mergers, consolidations or acquisitions, plus all Permitted Joint Venture Investments, shall not exceed $25,000,000 for any fiscal year, (vi) the Person whose stock or assets is being acquired is conducting business in one or more of the Lines of Business, and (vii) the Borrower or such Restricted Subsidiary, as the case may be, is the surviving corporation in such merger or consolidation; and

     (b) any Restricted Subsidiary may be dissolved, liquidated or merged into the Borrower or another Restricted Subsidiary, so long as such dissolution, liquidation or merger results in all assets of such Restricted Subsidiary being owned by the Borrower or another Restricted Subsidiary.

     10.4. Restricted Payments. The Borrower will not make any Restricted Payment except that the foregoing shall not prohibit or limit the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Borrower in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary) of, other shares of Qualified Stock of Borrower.

     10.5. Loans and Investments. The Borrower will not make, and will not permit any Restricted Subsidiary to make, any Investment, except the following, provided such Investments are permitted under the Indenture:

     (a) Investments in readily marketable direct obligations of the United States of America or Canada or any agency thereof with maturities of one year or less from the date of acquisition;

     (b) Investments in certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America or organized under the laws of any jurisdiction other than the United States having capital and surplus in excess of $50,000,000.00;

     (c) Investments in commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Ratings Services, a division of the McGraw Hill Companies, Inc., or Moody's Investors Service, Inc.;

     (d) repurchase agreements with any financial institution having combined capital, surplus, and undivided profits of not less than $100,000,000 for U.S. Government obligations maturing in less than 10 days;

     (e) Investments in daily money market mutual funds having assets greater than Two Billion Dollars ($2,000,000,000) and limited in holdings to assets of the types described in subsections (a), (b) and (c) of this Section;

     (f) Investments in (A) stock or other equity or ownership interest in any Restricted Subsidiary existing on the date hereof or acquired in accordance with the provisions of Section 10.3; (B) loans and advances by the Borrower to or in the Restricted Subsidiaries provided such loans are evidenced by intercompany notes pledged to the Agent, for the benefit of the Banks;

     (g) Investments by any Restricted Subsidiary in or to the Borrower or another Restricted Subsidiary;

     (h) demand deposits at banks (i) whose deposits are insured by the Federal Deposit Insurance Corporation, maintained by the Borrower or any Restricted Subsidiary in the ordinary course of business for the purpose of paying operating expenses or (ii) outside of the United States, in currencies other than U.S. dollars, which banks provide working capital, operating accounts or similar services to one or more Subsidiaries at such foreign banks, provided that such foreign banks must have capital and surplus in excess of $50,000,000.00;

     (i)   Investments existing on the date hereof and described on Schedule
10.5 hereto, including intercompany receivables and Investments in Subsidiaries, partnerships and other Persons owned on the date hereof;

     (j)   Investments approved by the Agent, in its sole discretion;

     (k) the acquisition or ownership of Capital Stock or obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

     (l) the purchase of all or substantially all of the assets of any Person to the extent permitted under Section 10.3 hereof;

     (m) the acquisition by the Borrower of the remaining Capital Stock of Igienica Difusion Inc. Ltd., a British Virgin Islands company, to the extent such Capital Stock was not already owned by the Borrower; provided that the purchase price does not exceed $5,300,000;

     (n) the acquisition by LSFNE Company of the Capital Stock or assets of NewLund Laboratories, Inc. and Huntlund Industries, Inc., provided that the purchase price does not exceed $3,000,000;

     (o) the acquisition by the Borrower of the remaining outstanding Capital Stock of Hygienic Products International Limited that is not owned by Borrower as of the date hereof, provided that the purchase price therefor does not exceed $1,500,000;

     (p)   Permitted Joint Venture Investments; and

     (q) Investments not otherwise permitted under this Section not to exceed $2,000,000 in the aggregate outstanding at any time.

     10.6. Transactions With Affiliates. The Borrower will not enter into, and will not permit any Restricted Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower, any Subsidiary, or any Foreign Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's, such Subsidiary's or such Foreign Affiliate's business and upon fair and reasonable terms no less favorable to the Borrower, such Subsidiary or such Foreign Affiliate than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower, such Subsidiary or such Foreign Affiliate, except for the following:

     (a) sales, assignments, transfers or other dispositions of assets and licenses of intellectual property rights permitted under Section 10.7 hereof (including without limitation sales of inventory to Borrower or any Restricted Subsidiary);

     (b) payment of reasonable and customary regular fees to directors of the Borrower who are not employees of the Borrower;

     (c) loans and advances to officers, directors and employees of the Borrower or its Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of the Borrower and its Subsidiaries (provided that the same shall not be in excess of the amount permitted by Section 10.5 hereof);

     (d) any other transaction with any employee, officer or director of the Borrower or any of its Subsidiaries pursuant to employee benefit or compensation arrangements entered into in the ordinary course of business and approved by the Board of Directors of the Borrower or such Subsidiary; and

     (e) allocations of corporate overhead and expenses among the Borrower and its Subsidiaries;

     (f)   Investments permitted by Section 10.5(f) and Section 10.5(g) hereof.

     10.7. Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, and will not permit any Restricted Subsidiary to do so with any of its assets, except

     (a) sales, assignments, transfers, or other dispositions of inventory in the ordinary course of business,

     (b)   dispositions of unnecessary, obsolete or worn out equipment,

     (c) factoring of accounts receivable of any of the Foreign Subsidiaries (other than accounts receivable included in the Borrowing Base) pursuant to factoring arrangements entered into in the ordinary course of their respective businesses,

     (d) sales, assignments, transfers, or other dispositions of assets, the gross proceeds of which (exclusive of indemnities) do not exceed $1,000,000 for any particular sale or $2,000,000 in the aggregate for any fiscal year,

     (e) the sale, lease, assignment, transfer or other disposition of the Nuova Red Diaper Line to any Foreign Subsidiary of the Borrower;

     (f) so long as at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred or be continuing:

     (i) a Restricted Subsidiary may sell, assign or transfer property and assets to Borrower or another Restricted Subsidiary upon fair and reasonable terms,

     (ii) subject to the monetary limitation contained in clause (iii) below, Borrower may sell, assign or transfer or lease property or assets (other than cash, cash equivalents and inventory) to any Domestic Restricted Subsidiary which is a Guarantor hereunder, and

     (iii) Borrower may sell, assign, transfer or lease property or assets (other than cash, cash equivalents and inventory) to any Foreign Restricted Subsidiary upon fair and reasonable terms, provided that (A) if the Borrower does not receive cash consideration in exchange for such assets or property, such transfer must be evidenced by an intercompany note pledged to the Agent, for the benefit of the Banks, and (B) the aggregate book value of all such assets or property transferred pursuant to clause (ii) and this clause (iii) during any fiscal year of Borrower does not exceed $5,000,000; and

     (g) non-exclusive licenses of technology and other intellectual property rights by and among Borrower and the Restricted Subsidiaries.

     The Agent is hereby authorized, on behalf of all Banks, to release the Liens held by the Agent on Collateral that Borrower or any Restricted Subsidiary is permitted pursuant to this Section 10.7 to sell or otherwise dispose of in the event such Person does in fact sell or otherwise dispose of such Collateral.

     10.8. Prepayment of Debt. The Borrower will not (a) redeem the Senior Notes in whole or in part or (b) prepay, redeem or permit any Restricted Subsidiary to prepay or redeem, any Debt in whole or in part, except the Obligations, provided that (i) the Borrower may prepay or redeem Debt using Qualified Stock of the Borrower and (ii) the Borrower or a Restricted Subsidiary may prepay Debt from the proceeds of Permitted Borrower Refinancing Debt or Permitted Subsidiary Refinancing Debt and (iii) a Restricted Subsidiary may prepay Debt owing to Borrower or any other Restricted Subsidiary.

     10.9. Nature of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business substantially different than the businesses (including laundry detergent manufacturing, sales and distribution) in which they are engaged as of the date hereof.

     10.10. Environmental Protection. The Borrower will not, and will not permit any Restricted Subsidiary to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of any Environmental Law which violation would reasonably be expected to have a Material Adverse Effect, (b) generate any Hazardous Material in violation of any Environmental Law which violation would reasonably be expected to have a Material Adverse Effect, (c) conduct any activity that causes a release or threatened release of any Hazardous

Material which violation would reasonably be expected to have a Material Adverse Effect, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any Subsidiary would be responsible which violation would reasonably be expected to have a Material Adverse Effect.

     10.11. Accounting. The Borrower will not, and will not permit any Restricted Subsidiary to, change its fiscal year or make any change in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Agent.

     10.12. Indenture. Except as provided in that certain Consent Solicitation Statement dated February 23, 1998 submitted by the Borrower to the holders of the Senior Unsecured Notes, the Borrower will not amend the terms of the Indenture.

     10.13. Negative Pledge. The Borrower will not, and will not permit any Restricted Subsidiary to, (a) pledge, assign or grant a security interest in any Capital Stock owned by the Borrower or such Restricted Subsidiary or (b) grant a negative pledge to any Person with respect to the Capital Stock or other assets owned by the Borrower or such Restricted Subsidiary, in either case, other than pursuant to the Loan Documents.

     10.14. Limitation on Issuance of Restricted Subsidiaries' Capital Stock. Except as expressly permitted by Section 10.5 hereof, the Borrower will not permit any of the Restricted Subsidiaries to sell, assign, or otherwise dispose of (a) any of its Capital Stock (irrespective of whether or not any such Capital Stock is pledged to Agent), other than directors' qualifying shares in accordance with local law or custom (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Capital Stock, or
(c) any option, warrant, or other right to acquire any of its Capital Stock.

     10.15. Limitation on Issuance of Disqualified Stock. Except for the existing preferred stock described on Schedule 10.15 hereof, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, issue any Disqualified Stock.

                                      XI

                              Financial Covenants

     The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder, the Borrower will observe and perform the following financial covenants, unless the Required Banks (or the Agent with the consent of the Required Banks) shall otherwise consent in writing:

     11.1. Minimum Consolidated Net Worth. The Borrower will maintain or cause to be maintained, as of the end of each fiscal quarter of the Borrower (beginning with the quarter ended June 30, 1998), Consolidated Net Worth in an amount not less than (a) Consolidated Net Worth as of December 31, 1997, plus
(b) fifty percent (50%) of Consolidated Net Income

(without any deduction for losses) for each fiscal quarter subsequent to December 31, 1997, minus (c) $7,500,000.

     11.2. Consolidated Fixed Charge Coverage Ratio. The Borrower will maintain or cause to be maintained, as of the end of each fiscal quarter of the Borrower (beginning with the quarter ended June 30, 1998), a Consolidated Fixed Charge Coverage Ratio of not less than the ratios set forth below for the most recent four (4) fiscal quarters then ended:


Ratio                                   Period
-----                                   ------
0.9 to 1.0                              From the date hereof through
                                        September 29, 1998

1.0 to 1.0                              From September 30, 1998 through
                                        December 30, 1998

1.10 to 1.0                             From December 31, 1998 through March
                                        30, 1999

1.25 to 1.0                             From March 31, 1999 through September
                                        29, 1999

1.50 to 1.0                             From September 30, 1999 through
                                        September 29, 2000

1.75 to 1.0                             From September 30, 2000 and thereafter

     11.3. Consolidated Funded Debt to Adjusted Consolidated EBITDA Ratio. The Borrower will maintain or cause to be maintained a ratio of Consolidated Funded Debt, as of the end of each fiscal quarter (beginning with the quarter ended June 30, 1998), to Adjusted Consolidated EBITDA for the most recent four (4) fiscal quarters then ended, of not greater than the ratios set forth below for the periods set forth below:

Ratio                                   Period
-----                                   ------

6.75 to 1.00                            From the date hereof through
                                        September 29, 1998

6.25 to 1.00                            From September 30, 1998 through
                                        December 30, 1998

6.00 to 1.00                            From December 31, 1998 through
                                        September 29, 1999

4.50 to 1.00                            From September 30, 1999 through
                                        September 29, 2000

3.00 to 1.00                            From September 30, 2000 and thereafter

     11.4. Capital Expenditures. The Borrower will not permit the aggregate Capital Expenditures of the Borrower and the Restricted Subsidiaries, exclusive of Capital Expenditures financed with Debt permitted under Section 10.1 other than the Obligations, to exceed the following limits during the following years:


LIMIT                 FISCAL YEAR
-----                 -----------
$30,000,000           1998
$20,000,000           1999
$27,500,000           2000
$35,000,000           2001

provided, that any amount allowed for Capital Expenditures under the foregoing limits that is not actually expended in any one fiscal year of Borrower may be carried over and disbursed in the next succeeding fiscal year of Borrower in addition to the Capital Expenditure amounts permitted for such succeeding fiscal year.

                                      XII

                                    Default

     12.1. Events of Default. Each of the following shall be deemed an "Event of Default":

     (a) The Borrower shall fail to pay when due any installment of principal or interest on any of the Notes, any fees or any other portion of the Obligations.

     (b) Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

     (c) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any of the covenants contained in Article IX hereof (except Section 9.1) and such failure continues unremedied for a period of fifteen (15) days after the earlier of (i) the giving of notice to the Borrower by the Agent or any Bank of such failure, or (ii) the Borrower's actual knowledge of such failure.

     (d) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (except those described in subsection (a) or (c) of this Section).

     (e) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in the Indenture.

     (f) The Borrower, any Restricted Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

     (g) An involuntary proceeding shall be commenced against the Borrower, any Restricted Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

     (h) The Borrower, any Subsidiary, or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $5,000,000 against any of its assets or properties.

     (i) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered by a court or courts against the Borrower, any Subsidiary, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower, the relevant Subsidiary, or the relevant Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

     (j) (i) The Borrower, any Restricted Subsidiary, or any Obligated Party shall fail to pay when due, after any applicable grace periods, any principal of or interest on any Debt (other than the Obligations), or (ii) the maturity of any such Debt shall have been accelerated, or (iii) any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or (iv) with respect to any such Debt in excess of $5,000,000, any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

     (k) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower, any Subsidiary, or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby, except for releases of Liens expressly authorized herein.

     (l) Any of the following events shall occur or exist with respect to the Borrower, any Guarantor or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or
(v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Required Banks subject the Borrower or any Guarantor to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000).

     (m)   A Change of Control shall occur.

     (n) The Borrower, any Restricted Subsidiary, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

     (o)   There shall occur any Material Adverse Change.

     12.2. Remedies Upon Default. If any Event of Default shall occur and be continuing, the Agent may, with the consent of the Required Banks (and if directed by the Required Banks, shall), do any one or more of the following:
(a) declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower, (b) terminate the Commitments without notice to the Borrower or any Guarantor, (c) reduce any claim to judgment, (d) foreclose or otherwise enforce any Lien granted to the Agent for the benefit of itself and the Banks to secure payment and performance of the Obligations, and (e) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by any of the Loan

Documents, by equity, or otherwise; provided, however, that upon the occurrence of an Event of Default under Section 12.1(f) or Section 12.1(g), the Commitments of the Banks shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

     12.3. Cash Collateral. If any Event of Default shall occur and be continuing, the Borrower agrees to, if requested by the Agent or the Required Banks, immediately deposit with and pledge to the Agent cash or cash equivalent investments satisfactory to the Agent in its sole and absolute discretion in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations, and the Agent may retain, as additional Collateral for the payment of the Obligations with respect to the Letters of Credit, any amounts received upon foreclosure, or in lieu of foreclosure, through offset, as proceeds of any Collateral or otherwise. Such amounts shall be applied against liquidated Obligations or invested in short term money market investments.

     12.4. Performance by the Agent. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower agrees to promptly pay, at the request of the Agent, any amount expended by the Agent in connection with such performance or attempted performance to the Agent, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent nor any Bank shall have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

                                     XIII

                                   The Agent

     13.1. Appointment, Powers and Immunities. In order to expedite the various transactions contemplated by this agreement, the Banks hereby irrevocably appoint and authorize BankBoston to act as their Agent hereunder and under each of the other Loan Documents. BankBoston consents to such appointment and agrees to perform the duties of the Agent as specified herein. The Banks authorize and direct the Agent to take such action in their name and on their behalf under the terms and provisions of the Loan Documents and to exercise such rights and powers thereunder as are specifically delegated to or required of the Agent for the Banks, together with such rights and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized:

     (a) To receive on behalf of each of the Banks any payment of principal, interest, fees or other amounts paid pursuant to this Agreement and the Notes and to distribute to each Bank its pro rata share of all payments so received as provided in this Agreement;

     (b) To receive all documents and items to be furnished under the Loan Documents;

     (c) To act as nominee for and on behalf of the Banks in and under the Loan Documents;

     (d) To arrange for the means whereby the funds of the Banks are to be made available to the Borrower;

     (e) To distribute to the Banks information, requests, notices, payments, prepayments, documents and other items received from the Borrower, the other Obligated Parties, and other Persons;

     (f) To execute and deliver to the Borrower, the other Obligated Parties, and other Persons, all requests, demands, approvals, notices, and consents received from the Banks;

     (g) To the extent permitted by the Loan Documents, to exercise on behalf of each Bank all rights and remedies of Banks upon the occurrence of any Event of Default;

     (h) To accept, execute, and deliver the Borrower Security Agreement, the Guarantor Security Agreements, the Borrower Pledge Agreement, and any other security documents as the secured party; and

     (i) To take such other actions as may be requested by Required
Banks.

     Neither the Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Agent (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank;
(iii) shall not be required to initiate any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by Required Banks; (iv) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Person to perform any of its obligations hereunder or thereunder; (v) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Required Banks, and such instructions of Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.

     13.2. Rights of Agent as a Bank. With respect to its Commitment, the Advances made by it and the Note issued to it, BankBoston in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of business with the Borrower, any of its Subsidiaries, any other Obligated Party, and any other Person who may do business with or own securities of the Borrower, any Subsidiary, or any other Obligated Party, all as if it were not acting as the Agent and without any duty to account therefor to the Banks.

     13.3. Sharing of Payments, Etc. If any Bank shall obtain any payment of any principal of or interest on any Advance made by it under this Agreement or payment of any other obligation under the Loan Documents then owed by the Borrower or any other Obligated Party to such Bank, whether voluntary, involuntary, through the exercise of any right of setoff, banker's lien, counterclaim or similar right, or otherwise, in excess of its pro rata share, such Bank shall promptly purchase from the other Banks participations in the Advances held by them hereunder in such amounts, and make such other adjustments from time to time as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks in accordance with its pro rata portion thereof. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Advances made by the other Banks may exercise all rights of setoff, banker's lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Advances to the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

     13.4. INDEMNIFICATION. THE BANKS HEREBY AGREE TO INDEMNIFY THE AGENT FROM AND HOLD THE AGENT HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS
14.1 AND 14.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SECTIONS 14.1 AND

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

14.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENTS, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS; PROVIDED, FURTHER, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY THE AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT THE AGENT SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENTS) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER OR ANY OTHER OBLIGATED PARTY.

     13.5. Independent Credit Decisions. Each Bank agrees that it has independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the Guarantors and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Obligated Party of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any Obligated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other financial information concerning the affairs, financial condition or business of the Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

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

     13.6. Several Commitments. The Commitments and other obligations of the Banks under this Agreement are several. The default by any Bank in making an Advance in accordance with its Commitment shall not relieve the other Banks of their obligations under this Agreement. In the event of any default by any Bank in making any Advance, each nondefaulting Bank shall be obligated to make its Advance but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. In no event shall any Bank be required to advance an amount or amounts which shall in the aggregate exceed such Bank's Commitment. No Bank shall be responsible for any act or omission of any other Bank.

     13.7. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by Required Banks. Upon any such resignation or removal, Required Banks will have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation or removal as Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Agent.

                                      XIV

                                 Miscellaneous

     14.1. Expenses. The Borrower hereby agrees to pay on demand: (a) all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, (b) all costs and expenses of the Agent and the Banks, or any of them in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent and the Banks, or any of them, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all reasonable costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other reasonable costs and expenses incurred by the Agent in connection with this Agreement or any other Loan Document, including, without limitation, all reasonable fees, costs, expenses, and other charges incurred in connection with performing or obtaining any audit or appraisal in respect of the Collateral.

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

     14.2. INDEMNIFICATION. THE BORROWER HEREBY AGREES TO INDEMNIFY THE AGENT AND EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS, FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, INTEREST, EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), AND AMOUNTS PAID IN SETTLEMENT TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OR ANY GUARANTOR OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT OR ANY PAYMENT OR FAILURE TO PAY WITH RESPECT TO ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON THE AGENT OR ANY BANK OR ANY OF THEIR RESPECTIVE CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING; PROVIDED, HOWEVER THAT NO PERSON TO BE INDEMNIFIED HEREUNDER SHALL HAVE THE RIGHT TO BE INDEMNIFIED FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS'
FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.

     14.3. Limitation of Liability. None of the Agent, any Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Bank or any of their respective Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related

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

to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

     14.4. No Fiduciary Relationship. The relationship between the Borrower and each Bank with respect to the Loan Documents and the transactions governed thereby is solely that of debtor and creditor, and neither the Agent nor any Bank has any fiduciary or other special relationship with the Borrower with respect to the Loan Documents and the transactions governed thereby, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and any Bank with respect to the Loan Documents and the transactions governed thereby to be other than that of debtor and creditor.

     14.5. No Waiver; Cumulative Remedies. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

     14.6. Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not be permitted to assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Banks. Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Advances owing to it and its share of Letter of Credit Liabilities); provided, however, that (i) such Bank's obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) such Bank shall remain the holder of its Note for all purposes of this Agreement,
(iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents, and (v) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under this Agreement or any other Loan Document, other than the right to vote upon or consent to (A) any increase of such Bank's Commitment, (B) any reduction of the principal amount of, or interest to be paid on, the Advances of such Bank, (C) any reduction of any commitment fee or other amount payable to such Bank under any Loan Document, (D) any postponement of any date for the payment of any amount payable in respect of the Advances of such Bank, or (E) any material release of Collateral other than releases contemplated in the Loan Documents as in effect on the date hereof and releases upon full payment and performance of the Obligations and termination of the Commitments. Such participants shall have no rights under the Loan Documents, other than certain voting rights as provided above. Subject to the following, each Bank may

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

obtain (on behalf of its participants) the benefits of Article V with respect to all participations in its part of the Obligations outstanding from time to time. If a participant is entitled to the benefits of Article V or a Bank grants rights to its participants to vote or give or withhold consents respecting the matters described above, then that Bank must include a voting mechanism in the relevant participation agreement whereby a majority of its portion of the Obligations (whether held by it or participated) shall control the vote for all of that Bank's portion of the Obligations. Except in the case of the sale of a participating interest to another Bank, the relevant participation agreement shall prohibit the participant from transferring, pledging, assigning, selling participations in, or otherwise encumbering its portion of the Obligations.

     (b) The Borrower and each of the Banks agree that any Bank may at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, Advances and Letter of Credit Liabilities); provided, however, that (i) the Borrower and the Agent shall have given their prior written consent to such assignment, such consent not to be unreasonably withheld, provided that after the occurrence and during the continuance of a Default no consent of the Borrower shall be required for any such assignment, (ii) each such assignment shall be of a consistent, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement and the other Loan Documents, (iii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement and the other Loan Documents, the amount of the Commitment of the assigning Bank being assigned pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $2,500,000, and, if the Agent is the assigning Bank, the amount of the Commitment of the Agent remaining after each such assignment shall in no event be less than $10,000,000, and (iv) the parties to each such assignment shall execute and deliver to the Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Note subject to such assignment, and a processing and recordation fee of $3,000.00. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least ten (10) Business Days after the execution thereof, or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (x) the assignee thereunder shall be a party hereto as a "Bank" and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the Loan Documents and (y) the Bank that is an assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Bank's rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

     (c) By executing and delivering an Assignment and Acceptance, the Bank that is an assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Obligated Party or the performance or observance by the Borrower or any Obligated Party of its obligations under the Loan Documents; (iii) such assignee confirms that it has received a copy of the other Loan Documents, together with copies of the financial statements referred to in Section 8.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent or such assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

     (d) The Agent may maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes under the Loan Documents. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit "B" hereto and all requirements set forth in this Section have been satisfied, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, if any, and (iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Note a new Note payable to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment, a new Note payable to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder

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

(each such promissory note shall constitute a "Note" for purposes of the Loan Documents). Such new Notes shall be in an aggregate face amount of the surrendered Note, shall be dated the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of Exhibit "H" hereto.

     (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, subject to the confidentiality agreements between the Borrower and the Banks, any information relating to the Borrower or the Subsidiaries furnished to such Bank by or on behalf of the Borrower or the Subsidiaries.

     (g) Notwithstanding the foregoing provisions of this Section 14.6, any Bank may at any time pledge or assign all or any portion of such Bank's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Bank from such Bank's obligations hereunder or any other Loan Document.

     14.7. Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Agent or any Bank or any closing shall affect the representations and warranties or the right of the Agent or any Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 14.1 and 14.2 shall survive repayment of the Notes and termination of the Commitments and the Letters of Credit.

     14.8. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing by Required Banks (or Agent with the consent of Required Banks) and the Borrower, and each such waiver, amendment, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Banks and the Borrower, do any of the following: (a) increase or reinstate Commitments of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder (except any fees payable to the Agent solely for its account as specified herein or in any other document); (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (except any fees payable to the Agent solely for its account as specified herein or in any other document); (d) waive any of the conditions specified in Article VII; (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take any action under this Agreement; (f) change any provision contained in this Section 14.8; (g) release any Collateral or any Guarantor, except for dispositions permitted herein. Notwithstanding anything to the contrary contained in this Section, no amendment, waiver, or consent shall be made with respect to Article XIII hereof without the prior written consent of the Agent.

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

     14.9. Maximum Interest Rate. It is the intent of the Agent, the Banks and the Borrower in the execution and performance of this Agreement and the other Loan Documents to remain in strict compliance with applicable Texas law from time to time in effect (or applicable United States federal law to the extent it preempts Texas law and permits the Agent or any Bank to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). In furtherance thereof, the Agent, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement and the other Loan Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or the amount of interest permitted to be charged under applicable law. For purposes of this Agreement and the other Loan Documents, "interest" shall include the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received or paid under this Agreement and the other Loan Documents. The Borrower shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or the amount of interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Agreement or the Notes, and of any other instrument pertaining to or securing this Agreement or the Notes, which may be in actual or apparent conflict herewith. If the Notes are prepaid, or if the maturity of the Notes is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under the Notes and this Agreement would exceed the Maximum Rate or the amount of interest any Bank or any other holder of a Note is allowed by applicable law to charge, contract for, take, reserve or receive, or in the event any Bank or any holder of a Note shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement or the Notes to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under applicable law then in effect, then this Agreement, the Notes and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder shall be reduced to the amount allowed under applicable law as now or hereinafter construed by the courts having jurisdiction without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. In addition, all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or the amount of interest permitted by applicable law shall be automatically cancelled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by any Bank shall be credited to the account of the Borrower upon such determination (or, if all of the Obligations have been or would thereby be paid in full, refunded to the Borrower). The Agent, the Banks and the Borrower further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Agreement, the Notes and the other Loan Documents which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate or amount, shall be made, to the extent not prohibited by applicable law, by (i) characterizing any non-principal payment as an expense, fee, or premium rather than as interest, (ii) excluding voluntary prepayments and the effects thereof, and (iii) amortizing, prorating, allocating and spreading, using the actuarial method, during the period of the full stated term of the indebtedness evidenced by the Notes, all interest at any time contracted for, charged,

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

taken, reserved or received from the Borrower or otherwise by any Bank or any other holder of a Note.

     14.10. Notices. All notices and other communications provided for in this Agreement and the other Loan Documents shall be given in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to Article II and Article III shall not be effective until received by the Agent.

     14.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     14.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.13. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

     14.14. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

     14.15. Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code (Vernon's Texas Code Annotated) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

     14.16. Construction; Controlling Agreement. The Borrower, the Agent and each Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto. In the event any term or provision of any Loan Document expressly conflicts with any term or provision of this Agreement, the terms and provisions of this Agreement shall govern and control.

     14.17. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of,

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

another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

     14.18. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

     14.19. ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.


                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              BORROWER:

                              DRYPERS CORPORATION



                              By:
                                 ------------------------------------
                                 Walter V. Klemp
                                 Chairman and Co-Chief Executive Officer

                              Address for Notices:
                              5300 Memorial, Suite 900
                              Houston, Texas   77007
                              Fax No.:        713/803-5554
                              Telephone No.:  713/803-5545
                              Attention:  Jonathan P. Foster
                                          Executive Vice President and Chief
                                          Financial Officer

                                       AGENT AND BANKS:

                                       BANKBOSTON, N.A., as Agent and as a Bank



Commitment                             By:
                                          -------------------------------------
$50,000,000                               Name:
                                          Title:

                                       Address for Notices:
                                       115 Perimeter Center Place, N.E.
                                       Suite 500
                                       Atlanta, Georgia  30346
                                       Fax No.:          770/393-4166
                                       Telephone No.:    770/390-6534
                                       Attention: Randall A. Parrish

                                       Lending Office for Floating Rate
                                       Advances and Eurodollar Advances:

                                       100 Federal Street
                                       Boston, MA 02110


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